                                    CREO INC.

                             IT IS TIME TO TURN THIS
                                 PICTURE AROUND!

                     CREO INC. -- SHARE PRICE PERFORMANCE(1)

----------
(1) C$100 invested in common shares of Creo Inc. on July 29, 1999,  being the date of the initial public  offering of such  shares,  through October 8,
    2004,  the last  trading day on the  Toronto Stock  Exchange  before  the
    Dissidents' intentions were announced.

                              LET'S GET STARTED....

                                -- PLEASE READ --

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

GOODWOOD INC.                                     BURTON CAPITAL MANAGEMENT, LLC
212 King Street West, Suite 201                   100 Northfield Street
Toronto, Ontario CANADA                           Greenwich, Connecticut USA
M5H 1K5                                           06830-4618

January 12, 2005

Dear Fellow Creo Inc. Shareholder:

RE:  CREO INC. -- A NEED FOR CHANGE

Creo Inc. ("Creo") is a company with lots of potential. In the 1990's, Creo made
a  name  for  itself  as  the  company   that  led  the   commercialization   of
computer-to-plate  ("CTP") devices for the commercial  printing  industry.  As a result, Creo has the largest installed base of CTP devices in the world. Despite this, the current Board of Directors of Creo (the "Creo Board") and current Creo
management  have  made  decisions  that  have  resulted  in  sub-par   operating
performance,  missed  targets  and poor  capital  allocation,  all of which have destroyed shareholder value.

THIS IS UNACCEPTABLE.  WE BELIEVE A CHANGE OF DIRECTION IS NECESSARY FOR CREO TO
REALIZE ITS POTENTIAL AND DELIVER ACCEPTABLE  RETURNS TO SHAREHOLDERS.  IN ORDER
TO EFFECT THIS CHANGE, WE REQUIRE YOUR SUPPORT. INCLUDED HEREWITH IS A DISSIDENT
PROXY CIRCULAR (THE "CIRCULAR") AND A GREEN FORM OF PROXY WHICH WE HAVE PREPARED
IN CONNECTION WITH THE ANNUAL AND SPECIAL  MEETING OF CREO'S  SHAREHOLDERS TO BE
HELD ON FEBRUARY 10, 2005 (THE "MEETING"). AT THE MEETING, WE INTEND TO NOMINATE
A NEW SLATE OF DIRECTORS TO THE CREO BOARD.

To  understand  why change is  necessary,  one needs to look no further than the
Creo share price.  The chart below shows the  performance  of C$100  invested in
Creo on July 29, 1999,  the date of its initial public  offering  ("IPO") on the
Toronto Stock Exchange (the "TSX") and the NASDAQ Stock Market,  through October
8,  2004,  the last  trading  day on the TSX  prior to the  announcement  of our intentions:

                         CREO -- SHARE PRICE PERFORMANCE

Over the  approximate  five year  period  from the date of the IPO to October 8,
2004, Creo shareholders have lost 53% of their investment.  We believe that this is the result of:

   o CONSISTENTLY POOR OPERATING  PERFORMANCE,  which resulted in Creo's pre-tax operating margin falling from 16.6% in fiscal 1999 to 1.6% in fiscal 2004;

   o A LOSS OF MARKET SHARE IN CREO'S CORE NORTH AMERICAN METAL CTP business, in which Creo's share of annual  installations fell from 72% in 1999 (proforma the Scitex Acquisition, as defined in the Circular) to 28% in 2004;

   o A COST  STRUCTURE  THAT IS  SIGNIFICANTLY  ABOVE  THAT  OF ITS  COMPETITORS
     despite consistent calls from shareholders that it be realigned;

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

   o CONSISTENTLY  MISSING PUBLICLY STATED GOALS AND TARGETS,  such as on August
     4, 2004 when Creo  management  indicated  that it would not be able to meet its long standing commitment to shareholders of 15% pre-tax margins exiting fiscal 2005; and

   o SEVERAL  POOR  CAPITAL  ALLOCATION  DECISIONS,  such as Creo's  purchase of
     Scitex Corporation's prepress assets, its investment in Printcafe Software,
     Inc. and its wasted R&D spending, resulting in net investment,  intangibles and goodwill writedowns of approximately  US$328 MILLION over the past five years.

In the face of this  performance,  what has the Creo Board  done to reverse  the trend?  The answer is nothing.  Over the past five years, the Creo Board has not changed the leadership of the Company.  The Chief Executive  Officer (the "CEO")
of Creo at the time of the IPO remains the CEO of Creo today.  In addition,  the
Creo  Board has not  significantly  changed  the  Company's  operating  strategy despite overwhelming evidence that it has not created shareholder value.

                CREO'S CURRENT STRATEGY -- A ROAD TO DISASTER

The  Creo  Board  and  current  management  believe  that,  despite  their  poor performance,  you should  continue to entrust  the Company to their  "growth for growth's sake"  strategy.  While  indicating  that Creo will not achieve its 15%
pre-tax margin target exiting fiscal 2005, Creo management continues to stick by their target of US$1 billion of revenue by fiscal 2007. In the process, the Creo
Board has  approved  over US$100  million of  investment  in building out Creo's digital  plate  strategy  with  returns  to  shareholders  coming far off in the future, if at all.

Although we acknowledge the  attractiveness  of providing digital plates as part of the Creo product  offering,  we believe  that the approach  taken by the Creo
Board is flawed and could require significant additional capital beyond what the
Creo Board has  already  approved.  We also  believe  that this will result in a steady stream of losses for the Company. These capital investments combined with continued  market  share  losses  could  leave  Creo  in a  difficult  financial position. Change is necessary to reverse this course before it is too late.

                      A NEW LEADER -- ROBERT G. BURTON, SR.

We believe that a significant change of direction is necessary at Creo to unlock the value that  exists in the  Company.  We seek to replace  the Creo Board with individuals who are established business leaders,  many of whom have substantial experience  in the  printing and  publishing  industries.  In  addition,  if our nominees are elected,  they intend to hire Mr.  Robert G. Burton,  Sr. as CEO of
Creo and appoint him as Chairman of the new Creo Board.

Mr. Burton, a Printing Impressions Hall of Fame member, is widely recognized for his intense focus on customers and on delivering value to shareholders. Goodwood
Inc.  approached  Mr.  Burton for this role because it believes  that his proven ability  to turn  around  underperforming  companies,  combined  with  his  vast printing industry  experience and distinguished track record, make him the ideal candidate to turn around Creo's performance and unlock value for shareholders.

Mr. Burton was the  Chairman,  President  and CEO of Moore  Corporation  Limited
("Moore"),  a leading  printing  company with over US$2.0  billion in revenue in fiscal 2002.  During his  two-year  tenure at Moore,  Mr.  Burton led Moore to a dramatic turnaround through  significantly  reducing costs,  recruiting top-tier executive  talent,  growing  revenue  organically and through  acquisitions  and implementing  a  "one-stop  shopping"  customer  focus.  The price of the common shares of Moore  increased  from US$2.38 on December 12, 2000, the first date of
Mr.  Burton's  employment,  to US$10.16  on  December  6, 2002,  the date of his resignation.  This is not the first  time Mr.  Burton has  delivered  results to shareholders.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

Mr. Burton was also the Chairman,  President and CEO of World Color Press,  Inc.
("World Color"), a leading  commercial  printing company with revenues exceeding
US$2.3  billion  for  fiscal  1998.  During his  nine-year  tenure as the senior executive of World Color, Mr. Burton led its turnaround, culminating in its sale by way of a merger in 1999  with  Quebecor  Printing,  Inc.,  creating  Quebecor
World,  Inc.,  one of the  world's  largest  commercial  printers.  World  Color completed  its IPO on January 25, 1996 at a price of US$19.00  per share and was sold in the merger at a value per share of US$38.00.  For additional information about Mr.  Burton,  please see the section of the Circular  entitled  "Robert G.
Burton, Sr. and Burton Capital Management, LLC".

                   A NEW STRATEGY -- STRENGTHENING THE CORE

If Mr.  Burton is  appointed  as Creo's  CEO,  his  intention  is to change  the strategic  direction  of Creo by  refocusing  the Company on its core  products,
improving  the  Company's  focus  on  customers  and  on  delivering   value  to
shareholders.  The  new  corporate  mission  will  be  to  grow  Creo  into  the pre-eminent  prepress and imaging solutions provider in the commercial printing, packaging and newspaper industries.

The major components of this strategy include:

   o REFOCUSING THE BUSINESS by selling,  spinning off or shutting down products and  product  lines that are  non-core  to the  mission or do not deliver a satisfactory return on capital employed;

   o REDUCING  COSTS by  rationalizing  product  lines,  reducing R&D  spending, realigning the sales force and consolidating corporate functions,  which we believe will result in cost reductions  having a run rate of at least US$50 million  after the first 12 months and an  additional  US$25 million in the second 12 months following Mr. Burton's appointment;

   o RETHINKING CREO'S DIGITAL MEDIA STRATEGY and reducing the amount of capital required for the strategy by focusing on joint ventures, business alliances and business acquisitions as opposed to greenfield capital investment;

   o INCREASING  REVENUE by emphasizing Creo's selling efforts and refocusing on customer needs and by completing selected  acquisitions  relating to Creo's core business; and

   o ALIGNING  MANAGEMENT   INTERESTS  WITH  THOSE  OF  CREO'S  SHAREHOLDERS  by
     implementing an employee stock purchase plan at market prices and requiring senior management to participate in such plan.

Above all, it is our  intention to deliver  results to  shareholders  -- excuses will be  unacceptable.  We believe that these  changes will result in a stronger
Creo, one that can compete over the long term and deliver value to shareholders.

                          RESPONSE TO THE CREO CIRCULAR

On  January  10,  2005,  management  of Creo  mailed  to Creo's  shareholders  a management  information  circular  dated as of  December  28,  2004  (the  "Creo
Circular") and related  materials.  We believe that there are a number of strong reasons why  shareholders  should VOTE FOR our  nominees as directors of Creo as opposed to those set out in the Creo Circular. In addition, we disagree with the assertions made in the Creo Circular for the following reasons:

   o THE CREO BOARD HAS NOT CREATED AND IS NOT CREATING SHAREHOLDER VALUE -- The
     Creo Board's claims of superior revenue growth,  improved operating results and successful acquisitions are illusory. We believe that a majority of the revenue  growth  touted in the Creo  Circular can be  attributed  to Creo's acquisition of the prepress  assets of Scitex  Corporation,  not to organic revenue  growth.  As well,  while the Creo Board trumpets  Creo's  improved profitability,  if the fiscal 2004 gain on Creo's  Printcafe (as defined in the Circular)  investment is excluded,  Creo's  earnings per share actually fell from  US$0.11  per share in fiscal 2003 to US$0.04 per share in fiscal
     2004,  a decline of 64%. In  addition,  earnings per share for fiscal 2004, again  excluding the Printcafe  gain,  are 93% below the earnings per share recorded by Creo in fiscal 1999, the year of its IPO. As for the success of its strategic  acquisitions,  Creo's  largest  strategic  investments,  the
     Scitex  Acquisition  (as defined in the  Circular)  and its  investment  in
     Printcafe,  have resulted in massive  losses for Creo  shareholders.  Based primarily  on these  two  acquisitions,  Creo  has  taken  net  investment, intangibles and goodwill  writedowns of  approximately  US$328 MILLION over the past five years;

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

   o ROBERT G. BURTON, SR. HAS THE EXPERIENCE  REQUIRED -- In the Creo Circular,
     the Creo Board  contends  that Robert G.  Burton,  Sr.  lacks the  relevant experience  to  effectively  manage a company such as Creo that is research and  development  ("R&D")  driven and whose most  important  assets go home every night.  However, Mr. Burton's successful  thirty-year business career is  wide-ranging  and includes  experience  as President of the  Publishing division  of Capital  Cities/ABC  where he was  responsible  for  running a substantial  publishing  enterprise.  Mr.  Burton  managed and  recruited a motivated  and award  winning  creative  department of hundreds of editors, writers,  and production  staff. In fact, over twenty years of Mr. Burton's thirty-year  business career have been associated with publishing and media companies  where  dealing  with  human and  intellectual  capital  has been imperative;

   o OUR PLAN INCLUDES THE RIGHT LEVEL OF COST CUTTING -- In the Creo  Circular,
     the Creo Board  indicates that the cost cutting plan that we propose is too large.  They also  indicate that our plan would  "jeopardize  the Company's short-term  revenue and reduce short-term  profitability"  and that we will make "radical" and "ill-conceived" cuts to Creo's R&D spending.  We believe that the Creo Board and Creo's current  management are unable, due to their
     "growth for growth's sake" strategy,  to see the cost cutting opportunities that exist in Creo's  business.  We believe that a fresh look at the entire
     Creo  business  as  outlined  in our plan,  with a focus on core  products, profitability and return on capital  employed,  will yield substantial cost cutting  opportunities.  These  opportunities  are expected to result in at least  US$50  million in cost  reductions  in the first 12  months,  and an additional  US$25  million  in the  second  12 months  after Mr.  Burton is appointed  CEO.  While,  in the Creo  Circular,  the Creo Board attempts to characterize  these  cost  cuts as  predominantly  effecting  R&D,  the end results will see cuts come from all parts of Creo's business;

   o LAST MINUTE CHANGE OF CONTROL  ARRANGEMENTS NOT IN CREO'S BEST INTERESTS --
     The Creo Circular discloses that in October 2004, in direct response to the disclosure of our intentions, Creo's Board amended certain existing "Change of  Control"  agreements  to include  within the  definition  of "change of control" a change in more than 50% of the  composition of Creo's Board.  We believe that this shows that one of the Creo Board's primary  concerns upon learning of our intentions was to protect the financial interests of Creo's executive  officers.  We also  believe  that the  terms  of  these  amended agreements and the lack of clarity regarding the quantum of the termination payments provided for shows a lack of concern for Creo's shareholders;

   o SENIOR CREO MANAGEMENT IS SELLING SHARES -- In the Creo Circular,  the Creo
     Board and management discuss their confidence in the future of Creo, and in
     their  plan  to  create  shareholder  value.  Apparently,   several  senior
     management  members of Creo do not  believe in the Creo  Board's  vision --
     since Creo  reported  their fourth  quarter  results,  13 members of Creo's senior  management  team have sold a total of  approximately  149,000  Creo
     Shares; and

   o WE WILL NOT THWART THE STRATEGIC REVIEW PROCESS -- The Creo Circular refers to the review that is currently being  undertaken by the Creo Board through a special  committee to examine Creo's  current  business plan as well as a full range of strategic options.  The Creo Board warns that a change in the board and/or management at this time may put the execution of any strategic alternatives at risk. We believe that this is a disingenuous attempt by the
     Creo Board to maintain their current  positions.  Whether or not there is a change in  control  at Creo,  Creo and its  management  will be  capable of executing  on the  recommendations  resulting  from the  strategic  review.
     During his career, Mr. Burton has on numerous occasions managed the sale of specific assets, complete divisions, businesses and entire companies.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

WE ASK YOU TO READ  THE  CIRCULAR  CAREFULLY  AND ARE  CONFIDENT  THAT  YOU WILL
CONCLUDE  THAT VOTING FOR A NEW BOARD OF DIRECTORS IS IN CREO'S BEST  INTERESTS.
WE ASK THAT YOU  SIGN,  DATE AND  RETURN  THE  ENCLOSED  GREEN  FORM OF PROXY IN
ACCORDANCE WITH THE  INSTRUCTIONS  IN THE CIRCULAR.  YOU MAY DO THIS EVEN IF YOU
HAVE  PREVIOUSLY  SIGNED A FORM OF PROXY IN  SUPPORT OF  MANAGEMENT  -- THE MORE
RECENT PROXY AUTOMATICALLY REVOKES THE EARLIER ONE.

If you have  questions  in  connection  with your proxy,  please call  Kingsdale
Shareholder   Services  Inc.  at  1-866-749-5464   and  they  will  assist  you.
Alternatively, you can visit our website at WWW.CREODISSIDENTS.COM.

Yours truly,

GOODWOOD INC.                               BURTON CAPITAL MANAGEMENT, LLC

/s/ PETER H. PUCCETTI, CFA               /s/ ROBERT G. BURTON, SR.
-------------------------------------    -------------------------------------
PETER H. PUCCETTI, CFA                   ROBERT G. BURTON, SR.
Chairman and Chief Investment Officer    Chairman, CEO and Managing Member

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                 PROXY CIRCULAR

          TO BE USED IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING
                         OF HOLDERS OF COMMON SHARES OF

                                    CREO INC.

                    TO BE HELD ON THURSDAY, FEBRUARY 10, 2005

                         FOR THE SOLICITATION OF PROXIES
                               BY AND ON BEHALF OF

                GOODWOOD INC. AND BURTON CAPITAL MANAGEMENT, LLC
                  (AND CERTAIN OTHER SHAREHOLDERS NAMED HEREIN)

   --------------------------------------------------------------------------
  |                              RECOMMENDATION                              |
  |                                                                          |
  |GOODWOOD, BURTON CAPITAL AND THE OTHER DISSIDENTS RECOMMEND THAT YOU ELECT|
  |THE INDIVIDUALS NAMED IN THIS CIRCULAR (AND THE ACCOMPANYING GREEN FORM OF|
  |   PROXY) AS DIRECTORS OF CREO INC. AT THE ANNUAL AND SPECIAL MEETING OF  |
  |               SHAREHOLDERS TO BE HELD ON FEBRUARY 10, 2005               |
   --------------------------------------------------------------------------

   THIS  CIRCULAR  SOLICITS  GREEN  PROXIES  OPPOSED TO THOSE OF THE  CURRENT
   MANAGEMENT  OF CREO INC.  PLEASE FOLLOW THE  INSTRUCTIONS  SET FORTH UNDER
   "GENERAL PROXY  INFORMATION  -- APPOINTMENT  AND REVOCATION OF PROXIES" IN
   THIS  CIRCULAR  WITH  RESPECT  TO  DEPOSITING  A  PROXY.  YOU  MAY  OPPOSE
   MANAGEMENT  EVEN IF YOU HAVE  PREVIOUSLY  DEPOSITED  A PROXY IN SUPPORT OF
   MANAGEMENT.

        IF YOU HAVE ANY QUESTIONS, OR REQUIRE ANY ASSISTANCE IN VOTING YOUR
         SHARES, PLEASE SEE THE WEBSITE WWW.CREODISSIDENTS.COM OR CALL:

                            Toll-Free: 1-866-749-5464
                                       or

             Robert Kittel                         Robert Burton, Jr.
             Goodwood Inc.                   Burton Capital Management, LLC
            (416) 203-2159                          (203) 302-3707
       rkittel@goodwoodfunds.com                 rob.burton@burtonmg.com

                             WWW.CREODISSIDENTS.COM

                                January 12, 2005

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

  Creo's Current Operating Strategy Contains Enormous Risk for
    Shareholders............................................................10
PROPOSED PLAN FOR CREO......................................................12
  Elect a Shareholder-Focused Board of Directors with Substantial

  The Dissidents Will NOT Make Radical and Ill-Conceived Cuts to

                      NOTICE TO UNITED STATES SHAREHOLDERS

This solicitation of proxies is not subject to the requirements of Section 14(a)
of the United  States  SECURITIES  EXCHANGE  ACT OF 1934,  as amended (the "U.S.
Exchange Act"). Accordingly, such solicitation is made in the United States with respect to securities of a Canadian  foreign  private issuer in accordance  with
Canadian corporate and securities laws and this proxy circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders of
Creo in the United States should be aware that such  requirements  are different from those of the United States  applicable to proxy  statements  under the U.S.
Exchange Act.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                 PROXY CIRCULAR

This proxy circular and the accompanying  GREEN form of proxy are furnished to you in  connection  with the  solicitation  by and on behalf of Goodwood  Inc.
("Goodwood"),  Burton Capital  Management,  LLC ("Burton Capital") and certain other  shareholders  named herein  (together with Goodwood and Burton Capital, the  "Dissidents")  of proxies to be used at the annual and special meeting of holders of common  shares  (the  "Creo  Shares")  of Creo Inc.  ("Creo" or the
"Company"),  scheduled  to be  held  in the  Crystal  Ballroom  of the  Hilton
Vancouver  Metrotown Hotel,  located at 6083 McKay Avenue in Burnaby,  British
Columbia on Thursday,  February 10, 2005 at 2:00 p.m. (Vancouver time), and at any and all  adjournments or postponements  thereof (the "Meeting").  Goodwood is acting in its capacity as manager  and/or agent of the Goodwood  Fund,  the
Goodwood  Capital Fund,  the Arrow  Goodwood  Fund, The Goodwood Fund 2.0 Ltd.
and  the  KBSH  Goodwood   Canadian   Long/Short   Fund.  The  Dissidents  are
soliciting  proxies in support of the election at the Meeting of the following nominees as directors of Creo:  Robert G.  Burton,  Sr.,  Patrice M.  Daniels,
Leonard C. Green,  Mark J.  Griffin,  James C. Johnson,  Michael W.  Johnston,
Robert W. Korthals, Kevin G. Rooney, Wesley Voorheis and Sonia S. Yung.

YOUR VOTE IS VERY IMPORTANT TO THE FUTURE OF YOUR  INVESTMENT IN CREO. IF, AFTER
READING THIS CIRCULAR,  YOU AGREE THAT CHANGES TO THE CURRENT BOARD OF DIRECTORS
OF CREO (THE "CREO  BOARD") ARE  NECESSARY,  PLEASE  SIGN,  DATE AND DEPOSIT THE
ENCLOSED  GREEN  FORM  OF  PROXY  WITH  US.  YOU MAY DO  THIS  EVEN IF YOU  HAVE
PREVIOUSLY  DEPOSITED  A  MANAGEMENT  PROXY OR OTHER  FORM OF PROXY -- ANY LATER
PROXY  WILL  AUTOMATICALLY  REVOKE  THE  EARLIER  ONE.  IF YOU ARE A  REGISTERED
SHAREHOLDER,  YOU MAY ALSO REVOKE YOUR MANAGEMENT PROXY BY ATTENDING THE MEETING
IN PERSON OR BY PROXY AND INDICATING  YOUR WISH TO VOTE IN PERSON.  SEE "GENERAL
PROXY INFORMATION --APPOINTMENT AND REVOCATION OF PROXIES".

Unless  otherwise  noted,  the  information  concerning  Creo  contained in this circular has been taken from or is based upon  publicly  available  documents or records on file with Canadian securities regulatory  authorities  (including the
Creo Circular, as defined below) and other public sources.  Although none of the
Dissidents  has  knowledge  that would  indicate that any  statements  contained therein are untrue or incomplete,  the  Dissidents do not assume  responsibility for the accuracy or completeness of such  information or for any failure by Creo to disclose  material  information which may affect the significance or accuracy of such information.  Information concerning Creo is available for review on the
System for Electronic  Document Analysis and Retrieval (SEDAR) at WWW.SEDAR.COM.
In addition,  shareholders may obtain copies of Creo's financial  statements and
MD&A upon request and without  charge to the  shareholder  by calling  Kingsdale
Shareholder Services Inc. (toll-free 1-866-749-5464), which has been retained by the Dissidents to assist with proxy solicitation in connection with the Meeting.

Certain  statements  contained  in  this  circular  constitute   forward-looking
statements.  The  words  "may",  "would",  "could",  "will",  "intend",  "plan",
"anticipate",  "believe",  "estimate",  "expect" and similar expressions as they relate to the Dissidents,  the Company or its future management, are intended to identify  forward-looking  statements.  Such statements  reflect the Dissidents'
current  views with respect to future  events and are subject to certain  risks, uncertainties  and  assumptions.  Many factors could cause the Company's  actual results,  performance or  achievements  that may be expressed or implied by such forward-looking  statements  to vary from those  described  herein should one or more of these risks or uncertainties materialize.  Such factors include, but are not limited to, economic,  business,  technological,  competitive and regulatory factors.

THIS  SOLICITATION  OF PROXIES IS NOT MADE BY OR ON BEHALF OF THE  MANAGEMENT OF
CREO.  Creo has  previously  caused to be forwarded  to you a  management  proxy circular  dated as of December 28, 2004 (the "Creo  Circular")  and a management form of proxy.

                          REASONS FOR THIS SOLICITATION

THE PURPOSE OF THIS  SOLICITATION  OF PROXIES BY AND ON BEHALF OF THE DISSIDENTS
IS TO SEEK THE ELECTION OF THE INDIVIDUALS  LISTED UNDER "ELECTION OF DIRECTORS"
HEREIN TO THE BOARD OF DIRECTORS OF CREO. THE FOLLOWING ARE THE PRIMARY  REASONS
THAT THE DISSIDENTS BELIEVE THAT NEW LEADERSHIP IS NEEDED AT CREO.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

WHY IS CHANGE NECESSARY?

In the 1990's,  Creo was  considered by many to be an  international  technology success story. After commercializing one of the first computer-to-plate  ("CTP")
prepress devices for the commercial  printing industry in the early 1990's, Creo grew to have the largest installed base of CTP systems in North America in 1999, on the eve of its initial public offering ("IPO").

Over the past several years, the Creo Board has consistently  emphasized revenue growth at the expense of profitability  and shareholder  returns.  Further,  the
Creo Board has been  unable to  adequately  transition  Creo from a company in a fast  growing  market  with few  competitors,  to a company in a slower  growing market with many competitors.  Over the past several years under the stewardship of the Creo Board, Creo has:

   o consistently  missed  publicly  stated  goals and  targets,  and failed to deliver the operating leverage inherent in the Creo business model;

   o produced poor operating results, as illustrated by Creo's Pre-tax Operating
     Margin falling from 16.6% in fiscal 1999 to 1.6% in fiscal 2004(2);

   o maintained  a  bloated  cost  structure,   despite  persistent  calls  from
     shareholders  to reduce the Company's cost base to a level more  comparable to that of its competitors and the realities of the industry; and

   o made  several  poor  capital  allocation  decisions  that  have  cost  Creo shareholders dearly.

Not surprisingly,  from its IPO in 1999 to October 8, 2004 (the last trading day on the Toronto Stock Exchange (the "TSX") before the Dissidents' intentions were first  disclosed),  a period of over five  years,  Creo Shares lost 53% of their value. In the face of this performance,  what action has the Creo Board taken to reverse  the trend?  The answer is nothing.  Over the past five years,  the Creo
Board has not seen the need to change the leadership of the Company -- the Chief
Executive  Officer (the "CEO") at the time of the IPO is still the CEO today. In addition,  the Creo  Board  has not seen the need to  significantly  change  the
Company's operating  strategy,  despite  overwhelming  evidence that the current strategy has destroyed shareholder value.

THE  DISSIDENTS  ARE  PROPOSING  A SLATE  OF  DIRECTORS  SEVERAL  OF  WHOM  HAVE
SIGNIFICANT  PRINTING AND  PUBLISHING  INDUSTRY  EXPERIENCE.  IF ELECTED,  THESE
PERSONS INTEND TO APPOINT A CEO WITH OVER 30 YEARS OF EXPERIENCE IN THE PRINTING
AND MEDIA INDUSTRIES AND A SUPERIOR TRACK RECORD OF INCREASING SHAREHOLDER VALUE
IN PUBLIC  COMPANIES.  THE  DISSIDENTS  BELIEVE  THAT A CHANGE OF  DIRECTION  IS
REQUIRED  FOR  CREO TO  BECOME  SUCCESSFUL  AND  PROVIDE  ADEQUATE  RETURNS  FOR
SHAREHOLDERS. NOW IS THE TIME FOR CHANGE.

CREO'S SHARE PRICE -- A DOWNWARD TREND

To  understand  why change in  necessary,  one needs to look no further than the price of the Creo Shares. Creo completed its IPO on July 29, 1999 at C$22.67 per share.  Over five years later, on October 8, 2004, being the last trading day on the TSX before the  Dissidents'  intentions  were first  disclosed,  the closing price of the Creo Shares was C$10.70 per share, representing a 53% decrease from the date of the IPO. Over the same time period, Creo has also underperformed the overall equity market by a wide margin. The chart below illustrates Creo's share price  performance  from its IPO  through  October  8,  2004,  assuming  a C$100 investment,  as  compared  with the  performance  of the  S&P/TSX  Total  Return
Index(3).

-------------
(2)  Pre-tax Operating Margin excludes  restructuring  and business  integration costs, goodwill,  intangibles and investment writedowns/gains,  intangibles amortization,  equity investment losses,  royalty arrangement expenses, and other income/expenses.

(3)  The S&P/TSX  Total Return Index  represents  the imputed  market value of a portfolio of stocks listed on the TSX and assumes that dividends from these stocks are reinvested.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                       CREO VS. S&P/TSX TOTAL RETURN INDEX

Creo  management  has  consistently  blamed  printing  industry  forces for this underperformance,  citing the  downturn  in the  printing  industry as a leading culprit.  However,  in addition to  underperforming  the overall  equity market,
Creo's  share price  performance  has  severely  lagged the  performance  of its competitors  in the  printing  equipment  industry.  The chart  below  shows the performance of US$100 invested in Creo and several competitors (Agfa-Gevaert N.V
("Agfa") -- FWB:  AGE(4);  Electronics  for Imaging,  Inc. -- NASDAQ:  EFII; and
Presstek, Inc. ("Presstek") -- NASDAQ: PRST) since the beginning of the downturn in the  commercial  printing  industry  (estimated by the  Dissidents as June 1,
2001) through October 11, 2004 (the last U.S. trading day before the Dissidents'
intentions were first announced).

                              CREO VS. COMPETITORS

The  Dissidents  acknowledge  that the market  conditions  for  Creo's  printing industry customers have been difficult,  particularly since 2001.  However,  the
Dissidents believe that this represents only one reason for the underperformance of Creo.  Creo's  metal CTP market share in North  America,  proforma the Scitex
Acquisition (as defined herein),  has fallen from  approximately  72% in 1999 to
28% in 2004(5).  While Creo's competitors made hard cost reduction decisions and adjusted their businesses to become more competitive, the Creo Board has refused to do so.  THE CREO  BOARD'S  INABILITY  TO MAKE  HARD  DECISIONS  HAS COST CREO
SHAREHOLDERS DEARLY.

--------------
(4)  Shown in € not US$,  i.e.  shows the  performance  of €100 invested in Agfa from June 1, 2001 to October 11, 2004.

(5)  Source: State Street Consultants Q3 Market Data Report,  November 16, 2004,
     p. 30. Represents  Creo's share of annual  installations for the applicable period.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

THE CREO BOARD'S ABYSMAL TRACK RECORD

A.   POOR OPERATING PERFORMANCE

     Creo's  operating  performance  over the past four  years has been  nothing short of disastrous. This is shown clearly through Creo's inadequate levels of  Pre-tax  Operating  Income(6),  its  inability  to  generate  operating leverage and its consistent  underachievement  relative to publicly  stated
     goals and targets.

     (i)  PRE-TAX OPERATING INCOME

                         CREO'S PRE-TAX OPERATING INCOME

        In the quarter ended March 31, 2000,  Creo generated  Pre-tax  Operating
        Income of US$10.5 million on sales of US$63.3  million.  However,  since the quarter ending June 30, 2001,  Creo has failed to generate in excess of US$4.4  million  in  Pre-tax  Operating  Income  in a given  quarter, despite average  quarterly  revenues of US$146  million.  The Dissidents believe this  considerable  deterioration in profitability  has been met with little or no change in direction by the Creo Board.

   (ii) OPERATING LEVERAGE

        Many  times  over  the  past  four  years,   Creo  has  highlighted  for
        shareholders the operating leverage inherent in the Creo business model.
        In the Creo Annual Report for fiscal 2002 (p. 16),  Creo's  Chairman and
        CEO wrote:

            "...WE  ARE  POSITIONED  WITH A  POWERFUL  BRAND,  AND A STRONG
            ROSTER  OF  PRODUCTS  THAT ARE  UNIQUELY  TARGETED  TO THE MANY
            MARKET  SEGMENTS WE SERVE.  WE ARE  EQUIPPED  WITH AN EFFECTIVE
            MANUFACTURING  AND  SUPPORT  INFRASTRUCTURE,  AND AN  UNMATCHED
            DIRECT  SALES  FORCE.  AS  ECONOMIC  STABILITY   RETURNS,   OUR
            COMPETITIVE STRENGTH GIVES US TREMENDOUS [OPERATING] LEVERAGE."

        Further,  in the Creo  Annual  Report  for fiscal  2003 (p.  2),  Creo's
        Chairman and CEO made operating leverage a key priority for fiscal 2004, stating:

            "AND FINALLY,  WE WILL DEMONSTRATE OUR OPERATING  LEVERAGE,  BY
            INCREASING   REVENUE  WHILE  CONTROLLING  COSTS  AND  IMPROVING
            OPERATIONAL EFFICIENCY."

-------------
(6)  Pre-tax Operating Income excludes  restructuring  and business  integration costs, goodwill,  intangibles and investment writedowns/gains,  intangibles amortization,  equity investment losses,  royalty arrangement expenses, and other income/expenses.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

        Unfortunately for Creo shareholders, the Creo Board could not deliver on its  repeated  commitments  to  generate  operating  leverage,  as  Creo reported a Pre-tax  Operating  Margin of 0.5% in the  fourth  quarter of fiscal 2004,  its lowest  level since the quarter  ending June 30, 2002.
        This is despite the Company  recording  its highest  level of  quarterly sales (US$167.1 million) since the quarter ending June 30, 2001.

                         CREO'S PRE-TAX OPERATING MARGIN

        Creo's  inability  to control  costs  despite an  already  bloated  cost structure has resulted in a significant decline in shareholder value. In its "new" operating plan,  announced on October 6, 2004, Creo management indicated that through  selective cost cuts and expected  revenue growth they intend to attain  pre-tax  earnings of 8% of revenue for the fourth quarter of fiscal 2005. GIVEN THIS MANAGEMENT TEAM'S DISMAL  PERFORMANCE
        ON OPERATING  LEVERAGE IN THE RECENT PAST,  SHAREHOLDERS  SHOULD  REGARD
        THESE "COMMITMENTS" WITH A HIGH LEVEL OF SKEPTICISM.

  (iii) MISSED GOALS AND TARGETS

        For the past several years, the Creo Board has attempted to maintain the trust of Creo  shareholders  based on their long term  promises,  namely that:

        o Creo will attain US$1 billion in revenue for the fiscal year 2007; and

        o Creo will attain a pre-tax margin of 15% exiting fiscal 2005.

        The Dissidents  believe that it was these targets and  commitments  that led the Creo  Board  to  approve  management's  investment  of  enormous amounts of money in research and development  ("R&D") over the past four years.  Unfortunately  for Creo  shareholders,  their  trust in the Creo
        Board was  misplaced.  Creo has indicated that it will miss its targets.
        On August 4, 2004, after several months of speculation,  Creo management admitted that it would not be able to attain its profitability target of
        15% pre-tax margin exiting fiscal 2005.

        Despite  this,  Creo  continues  to stick by its goal of US$1 billion in revenue for fiscal 2007.  What good is revenue growth  without  adequate
        levels  of   profitability   to  provide  an   appropriate   return  for
        shareholders?  ONCE  AGAIN,  THE CREO BOARD IS  EMPHASIZING  GROWTH OVER
        PROFITABILITY, AND DEFERRING THE HARD DECISIONS THAT ARE NECESSARY. This
        was reiterated in a Globe and Mail newspaper  article  regarding Creo on
        September 4, 2004, wherein Amos Michelson, Creo's CEO, commented:

            "THE PLAN IS TO GET TO $1  BILLION  IN  REVENUE  BY 2007 WITH A
            FIXED COST  STRUCTURE....  THIS IS WHEN THE BIG PROFITS WILL BE
            GENERATED."

    THE CREO BOARD AND MANAGEMENT  CONTINUE TO DEFER RETURNS TO  SHAREHOLDERS IN
    FAVOUR  OF  REVENUE  GROWTH  WITH  THE EVER  ELUSIVE  PROMISE  OF  OPERATING
    LEVERAGE.  THE  DISSIDENTS  BELIEVE THAT ENOUGH IS ENOUGH.  IT IS TIME FOR A
    CHANGE IN CREO'S  DIRECTION  SO THAT  VALUE IS  REALIZED  FOR  SHAREHOLDERS.
    UNLESS  CHANGES ARE MADE NOW,  CREO'S POOR OPERATING  PERFORMANCE,  COMBINED
    WITH THE  SIGNIFICANT  CAPITAL  REQUIREMENTS OF CREO'S CURRENT PLAN, HAS THE

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

    POTENTIAL  TO LEAVE CREO IN A MUCH MORE  DIFFICULT  FINANCIAL  POSITION  AND
    DESTROY VALUE FOR SHAREHOLDERS.

B.  POOR CAPITAL ALLOCATION DECISIONS

    In their attempt to transform Creo into a "high growth" technology  company, the Creo  Board has made  several  capital  allocation  decisions  that have squandered  capital and destroyed  shareholder value. The following are some examples of such decisions:

    (i) ACQUISITION OF THE SCITEX PREPRESS ASSETS

        The  Dissidents  believe  that Creo's  purchase of Scitex  Corporation's
        ("Scitex")  prepress  assets on April 4, 2000 for  US$506  million  (the
        "Scitex  Acquisition") is largely  responsible for the Company's bloated cost  structure.  Subsequent  to closing  the Scitex  Acquisition,  Creo encountered major delays and problems  integrating the assets (a process that the  Dissidents  believe is still ongoing) and in fiscal 2001 wrote
        off  goodwill  and  intangible   assets  of  US$266  million   primarily
        associated with the Scitex Acquisition.

   (ii) SIGNIFICANT LOSSES ON "PRINTCAFE INVESTMENT"

        From fiscal 2000  through  fiscal 2003,  Creo  invested a total of US$76 million in the  equity of  Printcafe  Software,  Inc.  ("Printcafe"),  a software venture that was viewed by the Creo Board as critical to Creo's network  graphic  production  vision for the future.  After writing this investment  off  completely in fiscal 2001,  Creo launched a bid for the remainder of Printcafe's  shares in January 2003.  Despite owning 37% of the fully  diluted  shares of Printcafe at the time,  Creo was unable to acquire the remaining  shares of Printcafe and was  out-maneuvered  by a major  competitor.  After tendering its shares to the competitor's  bid,
        Creo lost over US$58  million of capital on its  investment in Printcafe and lost what the  Dissidents  believe was intended to be a major growth driver for the Company in the future.

  (iii) EXCESSIVE R&D SPENDING

        Since the beginning of fiscal 2001 to the end of fiscal 2004, Creo spent over  US$310  million on R&D,  an average of 13.0% of  revenue,  and R&D spending  has risen  from  9.4% of  revenue  in fiscal  2000 to 13.3% of revenue  in fiscal  2004.  Before the  application  of tax  credits  and reimbursements,  the amount spent by Creo on R&D for this period is even larger, at US$390 million, or an average of 16.2% of revenue. This level of R&D  spending is  significantly  above the  spending  level of Creo's major competitors,  which the Dissidents believe averages between 6% and
        8% of revenue. This higher level of R&D spending should naturally result in revenue  growth  from the sale of new  products  and a  corresponding increase in profitability. Unfortunately that is not the case with Creo.
        For  example:  o In fiscal  2001,  the first  full year after the Scitex
        Acquisition, Creo's total revenue was US$656.5 million; total revenue in fiscal 2004 was approximately US$20 million less, at US$635.8 million. o
        In fiscal 2001,  product revenue,  the major benefactor of R&D spending, was US$447.2  million;  in fiscal 2004 product revenue was approximately
        US$65 million less, at US$379.5 million.

        Creo has not been able to earn a satisfactory  return on the R&D dollars that have been  invested.  This was  confirmed by Mr. Mark Dance,  Chief
        Financial  Officer  ("CFO") of Creo,  on February 26, 2003 at an analyst meeting. When asked about Creo's return on its R&D investment, Mr. Dance responded:

            "...NO WE ARE NOT HAPPY... HAVE WE MADE THE RIGHT DECISIONS?  I
            THINK THE FINANCIAL  STATEMENTS SHOW THAT IN THE NET, GIVEN THE
            ENVIRONMENT, WE DID NOT MAKE THE RIGHT DECISIONS."

        Despite this admission,  the Dissidents  believe that the Creo Board has not taken meaningful action to reduce R&D investments. In fact, Creo has approximately  the same  number of people  working  in R&D at the end of fiscal 2004 (905) as it did at the end of fiscal  2000 (913),  the first fiscal year end after the Scitex Acquisition.  It is no wonder that Creo management has been reluctant to discuss with shareholders the nature of
        Creo's R&D investments over the past several years.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

     THE  DISSIDENTS  BELIEVE THAT THIS TRACK  RECORD OF REPEATED,  POOR CAPITAL
     ALLOCATION  DECISIONS POINTS TO FUNDAMENTAL FLAWS IN CREO'S STRATEGY AND AN
     ONGOING DISREGARD FOR THE INTERESTS OF CREO SHAREHOLDERS.

C.   EXCESSIVE STOCK OPTION BASED COMPENSATION

     The Creo Board has granted  excessive  stock  option-based  compensation to management  and  employees  of Creo.  Over the past  several  years,  stock options have been granted that represent 15% of the total  outstanding Creo
     Shares (based on 56,570,454 Creo Shares  outstanding as at the Record Date, as defined  herein).  This would have been even  higher at 17% had the Creo
     Board not completed a dilutive  share  offering in March 2004. In addition, the Creo Board approved option exchange and repricing programs  implemented in fiscal 2002,  which  resulted in the effective  repricing of outstanding options.  The  Dissidents  believe that the option  exchange and  repricing programs were primarily responsible for the weighted average exercise price of outstanding  options  falling to US$11.51 per share at the end of fiscal
     2003 from US$19.70 per share at the end of fiscal 2000:

                                             F2000      F2001      F2002       F2003
                                          ----------  ---------  ---------  ----------
     Stock Options Outstanding..........  10,127,858  9,796,725  9,135,066  10,119,960
     Weighted Average Exercise Price....    US$19.70  US$19.67    US$12.39    US$11.51

     In  fiscal  2002,  6,056,389  options  with an  average  exercise  price of
     US$22.39 per share were  cancelled  and  6,049,485  options with an average exercise price of US$10.11 per share were granted, primarily as a result of the option  exchange and  repricing  programs.  This occurred over a period during which the Creo shareholders  suffered a substantial negative rate of return on their investment.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

CREO'S COST STRUCTURE IS BLOATED

The Dissidents  believe that the philosophy of the Creo Board over the past four years  can be summed up as "if you  build  it,  they  will  come".  With its top priority being the  achievement  of its US$1 billion  revenue  target,  Creo has built out its cost  structure to support that level of business  today,  despite current revenues that are approximately 65% of this objective. Unfortunately for
Creo shareholders,  the Dissidents believe that the unsuccessful track record of the Creo Board and current management, combined with an increasingly competitive environment, make it highly unlikely that this objective will be achieved.

Despite the repeated and constant objections of many Creo shareholders, the Creo
Board  has  refused  to cut  costs  aggressively  in order to  adjust  to market realities.  Many of Creo's  competitors,  including Agfa,  Dianippon Screen Mfg.
Co.,  Ltd.  ("Screen")  and  Presstek,   have  taken  significant  steps  toward
restructuring  over the past three years to improve  profitability and adjust to industry demand. The Dissidents believe that this has resulted in better Pre-tax
Operating  Margins and more cost  competitive  businesses for such  competitors, while Creo  continues  to lose market share and produce  inadequate  shareholder returns.

Creo's  cost  structure  is  above  industry  norms.  This is  evidenced  by the following comparisons with its principal competitors:

TTM(3) TO SEPT. 30, 2004                  CREO     AGFA(1)   SCREEN(1)   PRESSTEK
------------------------                --------  ---------  ---------   ---------
Sales (Millions US$).................   $  636    $ 1,979    $    49     $    98
R&D %................................     13.3%       4.4%       7.0%        6.3%
Pre-tax Operating Margin %...........      1.6%       6.2%       4.2%        8.1%
No. of Employees (approximate).......    4,100(4)    7,200     4,460(2)       230
Sales/Employee....................... $155,073    $273,746  $488,237(2)  $427,222

-----------
(1)  Only  graphic  systems  divisions  are  included.  R&D %  based  on  latest available information (Agfa -- December, 2003; Screen -- March, 2004). Agfa
     has been converted from Euros at an average of €1.22.  Screen has been converted from Japanese Yen at an average of (Y)108.31.

(2)  No. of Employees and Sales/Employee is for the entire company,  rather than the graphic systems division.

(3)  TTM -- trailing 12 months.

(4)  Creo "fact  sheet" as of November  17, 2004  obtained  from Creo's  website
     (www.creo.com).

While Creo's Pre-tax Operating Margins continue to be depressed, its competitors have made significant strides to return to and maintain profitability:

               PRE-TAX OPERATING MARGINS: CREO VS. COMPETITORS

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

-------------
(1) Only graphic systems divisions are included.

(2) TTM -- trailing 12 months.

(3) Only continuing operations are included.

Creo's  revenue  productivity  as measured by sales per employee  severely  lags other participants in the industry.  This is especially true over the past seven quarters, when the printing industry has begun to recover:

         SALES PRODUCTIVITY -- SALES PER EMPLOYEE (CALENDAR QUARTERS)

-------------
* Q1 2003 data not available for Screen.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

How do the  Dissidents  describe the Creo Board's track record on cutting costs?
Not good.  Creo  management has discussed at length the cost reduction  measures taken over the past three years to "right  size" the  business.  However,  these selective and targeted cost cuts have been largely ineffective:

                       CREO'S QUARTERLY OPERATING COSTS(1)

-----------
(1)  Operating costs include research and development,  sales and marketing, and general  administrative  expenses.  It excludes  restructuring and business integration costs, goodwill,  intangibles and investment  writedowns/gains, intangibles  amortization,  equity investment losses,  royalty  arrangement expenses, and other income/expenses.

The cost cuts  implemented by the Creo Board and management have not gone nearly far  enough.  From the  closing of the  Scitex  Acquisition,  Creo has  incurred approximately  US$60 million in restructuring  charges and business  integration costs in an effort to cut costs and integrate the acquisition. Despite the level of these  charges,  Creo's  quarterly  operating  costs have ACTUALLY RISEN from
US$54.8  million in the first quarter of fiscal 2001, to US$67.1  million in the fourth  quarter  of  fiscal  2004,  or from 32% of  revenue  to 40% of  revenue.
Headcount for Creo at the end of fiscal 2000 was 4,008 employees.  At the end of fiscal 2004,  the  Dissidents  estimate  that  headcount had ACTUALLY GONE UP to
4,100(7) employees.

MAJOR  ADJUSTMENTS  NEED TO BE MADE TO CREO'S  COST  STRUCTURE  TO ENSURE THAT
CREO  CONTINUES TO BE  COMPETITIVE  AND TO PROVIDE AN ADEQUATE LEVEL OF RETURN
TO CREO SHAREHOLDERS.  THE CREO BOARD HAS CONSISTENTLY  REFUSED TO ACCEPT THIS
REALITY.

CREO'S CURRENT OPERATING STRATEGY CONTAINS ENORMOUS RISK FOR SHAREHOLDERS

The Dissidents  believe that the current  operating  strategy as outlined by the
Creo Board on the October 6, 2004 conference call and reinforced on the November
17, 2004 year end conference call is inherently  flawed.  This strategy is based on the "status quo", and contains two additional  major components -- another in a long string of small,  "band-aid" cost reduction initiatives and the continued
ramp-up of the digital media strategy.

COST REDUCTION PROGRAM... AGAIN

The  Dissidents  believe  that  the  cost  cutting  program  announced  by  Creo management on the October 6, 2004  conference  call is insufficient to turn Creo around and make it more cost competitive.  In addition,  the Dissidents  believe

--------------
(7)  Creo "fact  sheet" as of November  17, 2004  obtained  from Creo's  website
     (www.creo.com).

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

that the cost cutting is based on revenue growth  assumptions  that, if not met, will result in continued disappointment for Creo shareholders.

DIGITAL MEDIA STRATEGY -- MORE RISK

The Dissidents  believe that the digital media strategy as currently  defined by the Creo Board creates risk for Creo  shareholders.  Based on public disclosure, the Creo Board has approved  over US$100  million of  investment  in the digital plate business with the purchase of plate making  facilities in South Africa and the United States,  the expansion of this purchased  capacity,  and the proposed greenfield  development of a plate making  facility in Germany over the next two years.

The  Dissidents  acknowledge  the need to provide  digital plates as part of the
Creo  product  offering.  However,  the  Dissidents  believe  that a "build from scratch"  strategy is very risky and will potentially  result in a steady stream of losses for the Company.  The Dissidents do not believe that Creo will be able to earn adequate  returns from its  investment in the digital media strategy for the following reasons:

   o the  digital  plate  market is  dominated  by three  large,  well  financed competitors that the Dissidents  believe make up  approximately  85% of the market --  economies of scale is a key  industry  success  factor that Creo will be unlikely to generate without significant additional spending;

   o distribution,  logistics  and  execution  are critical to  maintaining  and attracting  digital plate customers -- an area of Creo's  organization that is currently unproven; and

   o Creo  management  has  indicated  that  Creo's  digital  media  strategy is contingent  on its  ability to charge  customers  a premium  price for Creo plates -- a strategy that the Dissidents  believe is inconsistent  with the realities  of the plate  market  and with what the  Dissidents  believe  is
     Creo's current aggressive pricing of its plates in the marketplace.

The  Dissidents  believe  that early  indications  show that,  while  revenue is growing as a result of Creo's digital media  strategy,  returns have not met the expectations  of the Creo  Board.  Mr. Mark Dance,  Creo's CFO,  has  repeatedly indicated that the acquisitions of the South Africa and West Virginia facilities have been accretive to earnings.  On the third quarter 2004 conference call held
August 4, 2004, he was asked the question:

     "... YOU MENTIONED  THAT THE WEST VIRGINIA PLANT WAS ACCRETIVE IN BOTH
     EARNINGS AND REVENUE. IS THE SOUTH AFRICAN PLANT ACCRETIVE IN REVENUES
     AND EARNINGS?"

     Mr. Dance responded: "Yes."

However Amos Michelson, Creo's CEO, stated in an October 27, 2004 article in the
SEYBOLD  BULLETIN(8)  that the thermal  plate  business  would not be profitable until the first quarter of fiscal 2005 (ended December 31, 2004). The Dissidents believe that the initial profitability of the digital media strategy has not met expectations.

In addition to these factors,  there are several indications that the Creo Board did not fully  appreciate  the capital  commitments  required to develop its own digital plate  business.  When the digital media  strategy was announced by Creo management on September 15, 2003,  Creo  indicated that it had purchased a plate manufacturing  facility in South  Africa for US$11  million  and signed  several third-party manufacturing arrangements. On the conference call held on September
15, 2003, Amos Michelson commented on the nature of these arrangements:

     "WE  PLAN  TO  USE A  COMBINATION  OF OUR  OWN  PLANT  AND  OUTSOURCED
     MANUFACTURING  TO PRODUCE THE CREO PLATES FOR THE  DIFFERENT  REGIONS.
     OUR TOTAL CAPACITY FROM THIS ARRANGEMENT WILL MEET ANTICIPATED  DEMAND
     FOR THE CREO PLATE FOR SOME TIME."

This was confirmed in Creo's Annual Report for fiscal 2003 (p.18):

--------------
(8)  The  Seybold  Bulletin,  Vol.  10,  Issue 04.  "The  View from the Top:  An
     Interview with CEO Amos Michelson."

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

     "WE BELIEVE THAT TOTAL CAPACITY FROM THESE  ARRANGEMENTS IS SUFFICIENT
     TO MEET ANTICIPATED DEMAND FOR CREO PLATES FOR SOME TIME."

Despite these assurances, since January 2004 Creo has proceeded to:

   o purchase  a  plate   manufacturing   facility  in  Virginia,   U.S.A.,  for
     approximately US$20 million;

   o increase its capital budget for fiscal 2004 by  approximately  US$5 million to retrofit the new U.S. facility;

   o increase  its  investment  in working  capital  for  channel  inventory  by approximately US$10 million;

   o announce an expansion of its U.S. facility at a cost of US$20 million; and

   o announce the purchase of land in Germany,  with the intention of developing a  greenfield  plate making  facility  over the next two years at a cost of
     US$40 million.

These  developments  represent an additional  US$95 million of investment in the digital media strategy.  As well,  despite having over US$53 million of net cash on the balance sheet at December 31, 2003, Creo proceeded with a dilutive equity issue in March 2004 at US$10.00 per share to enable this expansion.

THE DISSIDENTS  BELIEVE THAT THE "BUILD FROM SCRATCH"  DIGITAL MEDIA STRATEGY IS
INHERENTLY FLAWED, AND HAS THE POTENTIAL TO REQUIRE ENORMOUS  ADDITIONAL CAPITAL
INVESTMENT  BEYOND  WHAT  HAS BEEN  ANNOUNCED,  WITH  SIGNIFICANT  UNCERTAINTIES
REGARDING THE RETURNS THAT WILL BE GENERATED FOR  SHAREHOLDERS.  THE  ADDITIONAL
CAPITAL  REQUIRED,  COMBINED WITH DOWNWARD  PRESSURE ON PLATE  PRICING,  HAS THE
POTENTIAL TO HURT PROFITABILITY AND NEGATIVELY EFFECT CREO'S FINANCIAL POSITION.
THE  DISSIDENTS  BELIEVE THAT AN  ALTERNATIVE,  LESS CAPITAL  INTENSIVE AND LESS
RISKY STRATEGY IS REQUIRED.

                             PROPOSED PLAN FOR CREO

The  Dissidents  believe that a new corporate  direction is required to increase
Creo's  competitiveness  in its core markets and make shareholder  returns a top corporate  priority.  Without this renewed  focus,  the  Dissidents  believe the market share losses  suffered in recent years will continue  and,  combined with the enormous  further capital  requirements of the digital media strategy,  have the potential to leave Creo in a difficult financial position.

The  Dissidents  have  developed a plan that they  believe will allow Creo to be successful  in the long  term and  will  deliver  returns  to  shareholders.  To accomplish  this  goal the  Dissidents  have  identified  a new CEO with a track record of delivering  results.  The major components of this plan are summarized below.

ELECT A SHAREHOLDER-FOCUSED BOARD OF DIRECTORS WITH SUBSTANTIAL INDUSTRY
EXPERIENCE

As  stated  herein  in the  section  entitled  "Election  of  Directors",  the
Dissidents  propose to nominate  Robert G.  Burton,  Sr.,  Patrice M. Daniels,
Leonard C. Green,  Mark J.  Griffin,  James C. Johnson,  Michael W.  Johnston,
Robert W.  Korthals,  Kevin G. Rooney,  Wesley  Voorheis and Sonia S. Yung for
election as directors of the Company.

These nominees include established business leaders with a superior track record of producing results for shareholders.  Several of them have valuable experience in the printing, publishing and graphic arts industries. Mr. Burton, Mr. Griffin and Ms.  Daniels are former,  long-term  directors of Kohlberg  Kravis Roberts &
Co.'s ("KKR & Co.") portfolio company,  World Color Press, Inc. ("World Color"), which is now part of Quebecor World, Inc. ("Quebecor World"), one of the world's largest commercial printers.  Mr. Green was an investor in World Color and Moore
Corporation  ("Moore")  and is currently an investor in Creo.  Mr.  Johnston has extensive  experience in the publishing  industry,  serving in senior management positions with Thomson  Newspaper  Corporation for thirty years.  The Dissidents believe that their proposed nominees have the business  experience,  perspective and track record to provide Creo with a new direction  and improve  Creo's focus on customers and shareholder returns.

INSTALL A NEW MANAGEMENT TEAM, LED BY MR. ROBERT G. BURTON, SR. AS CEO

The Dissidents intend, upon the election of the proposed slate of directors,  to hire Mr.  Burton as CEO and appoint  him as Chairman of the new Creo Board.  The
Dissidents   believe  that  Mr.  Burton's  track  record  in  bringing   renewed
operational  focus and executing  corporate  turnarounds is  unparalleled in the

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

printing, publishing and media industries. His successful business experience at
IBM, Capital Cities/ABC, Inc. ("Capital Cities/ABC"),  World Color and Moore has
fully prepared him for this new assignment.

Upon being hired as Creo's CEO, it is Mr. Burton's plan to put in place the best managers and employees possible and hold them personally accountable for results achieved  within  their  areas of  responsibility.  Mr.  Burton has a long track record of attracting top industry talent and working  successfully with existing management.  During his tenure at Moore,  Mr.  Burton hired over 100  executives that had worked with him previously to assist in Moore's turnaround.  Mr. Burton has already made preliminary  contact with numerous executives who he would like to become part of the Creo team and who have extensive printing, technology, and manufacturing experience.

As an example, immediately upon his appointment, Mr. Burton plans to appoint Mr.
Thomas W. Oliva as President of Creo's sales and manufacturing organization. Mr.
Oliva has over two decades of direct printing industry experience and will bring a thorough  understanding  of what products Creo's printing  industry  customers need in order to be  successful.  Mr.  Oliva has been a  long-time  customer  of
Creo's products and understands the direction the Company needs to take in order to improve its market position. He has worked with Mr. Burton at World Color and
Moore.

Despite these  preliminary  contacts,  there are no contracts,  arrangements  or understandings with any person with respect to future employment by Creo.

THE DISSIDENTS' PLAN

REFOCUS THE BUSINESS

Creo is currently  trying to be "all things to all people",  producing  over 300 different  products  and  servicing  multiple  markets  in an effort to  produce
growth,  regardless  of  profitability.   The  Dissidents  believe  that  Creo's
competitors  have been able to capitalize on this lack of focus by taking market share in Creo's core CTP business,  where the Dissidents believe the majority of
Creo's  profitability  is earned.  This  direction  should be changed  and a new corporate  mission  adopted to elevate  Creo to become the leading  prepress and imaging solutions provider to the commercial  printing,  packaging and newspaper industries.

The  Dissidents'  plan will be to quickly  determine which of Creo's 300 diverse product  lines are related to the core CTP business and which  product lines are non-core.  Product lines determined to be non-core will likely be sold, spun-off or shut down. While many of Creo's products are "first-in-class" with respect to their  technology,  some of these products have little or nothing to do with the prepress industry and, more  importantly,  are not currently earning an adequate return on capital employed. These product lines funnel management time, research resources and capital away from Creo's core product lines.  Revenue contribution will no longer be the measurement of a product's  success or failure.  THE FOCUS
OF THE  DISSIDENTS'  PLAN WILL BE EARNINGS PER SHARE  PERFORMANCE  AND RETURN ON
CAPITAL EMPLOYED.

REDUCE COSTS

Immediately  upon  appointment as CEO, Mr. Burton intends to implement a plan to adjust  Creo's  cost  structure,  making  it  more  in  line  with  that  of its competitors  and the  realities  of the printing  industry.  The goal will be to eliminate unnecessary costs, making Creo's products more cost competitive in the marketplace and CREO A LOW-COST PRODUCER IN THE INDUSTRY. It is anticipated that the cost savings plan will include:

   o a  review  of  all  product  lines,   resulting  in  the  sale,   spin-off,
     restructuring or elimination of those that do not meet  appropriate  return on capital criteria or are not related to Creo's core business focus;

   o a  reduction  in R&D  spending  to align  such  spending  with  that of its industry peers,  taking into account the projects already  underway,  their nature, time to market and potential realistic future returns;

   o improvements   in  product   gross  margin   through   further   outsourced
     manufacturing, improved materials sourcing and more efficient logistics and distribution;

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

   o the  centralization  of all corporate  functions to reduce facilities costs and eliminate duplication and the shut down of all non-essential activities and programs;

   o a complete review of financial controls with respect to business processes,
     procurement,   logistics,  energy,  overhead  costs  and  foreign  currency hedging;

   o a realignment of the sales organization  toward the optimal balance between direct and  indirect  selling  required to meet the needs of  customers  in targeted segments; and

   o the sale of non-essential assets such as real estate and other property.

The Dissidents  expect that this review will result in cost reductions  having a run rate of at least  US$50  million in the first 12 months,  and an  additional
US$25  million in the second 12 months after Mr.  Burton is appointed  CEO. This plan will also enable Creo to reinvest in product  pricing,  making its products more competitive in the marketplace.  The Dissidents  believe that these efforts will result in a much  stronger  Creo,  one that can begin to grow market  share
again,   compete  over  the   long-term  and  deliver   acceptable   returns  to
shareholders.

Mr. Burton has successfully  executed such cost saving initiatives several times in his business career. As an example, at Moore, Mr. Burton executed a plan that delivered  US$100 million in cost  reductions in the first year,  followed by an additional  US$50  million in the second year,  significantly  beating  publicly established  targets.  Each cost cutting plan was  undertaken by Mr. Burton with the intention of making the respective  companies more  accountable to customers and shareholders.

RETHINK THE DIGITAL MEDIA STRATEGY

The  Dissidents  acknowledge  the need to provide  digital plates as part of the bundled Creo product  offering.  However,  they also believe that Creo's current
"build from scratch"  strategy is too capital intensive and has been and will be unable to earn  adequate  returns.  Creo has  committed  over US$100  million of
capital  to  the  digital  media  strategy   (excluding   substantial  past  R&D
investments the exact amount of which the Company refuses to disclose),  much of it to be spent in  fiscal  2005 and  2006.  THE  DISSIDENTS  BELIEVE  THIS  WILL
SUBSTANTIALLY DRAIN THE COMPANY'S CASH POSITION. The Dissidents expect that this trend will continue for the foreseeable future. The Dissidents believe that this strategy of chasing revenue with  insufficient  returns will also lead to fierce competitive pressure and acceleration in the downward spiral of plate pricing.

Once  appointed,  Mr.  Burton and his team intend to  actively  seek to minimize future  capital  expenditures  by focusing  on  alternative  growth  strategies, including  possible  joint  ventures with larger and  established  digital plate makers or the acquisition of an established plate maker. The Dissidents  believe that they have the  relationships  necessary to effect such  arrangements.  They also believe that a new approach and  thoughtful  financial  discipline can help
Creo  continue  to grow its  market  share in the  plate  business  without  the enormous  financial  burden  and  insufficient  level of return it is  currently experiencing.

PURSUE GROWTH ORGANICALLY AND THROUGH ACQUISITION

The prepress  industry is characterized by overcapacity and fierce  competition.
Despite  this,  the end  market  for  Creo's  prepress  equipment  and  software continues to grow. With an adjusted cost structure and a coherent  digital plate strategy,  the Dissidents  believe that Creo can aggressively  grow its business organically by:

   o strengthening  its product lines by improving the value proposition for its customers;

   o refocusing  its research  efforts to produce  products  that its  customers need, rather than products that Creo thinks they should buy;

   o strengthening and refocusing Creo's sales organization;

   o developing  prepress solutions for all segments of the market,  rather than limiting its market to one type of customer or technology; and

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

   o focusing on growth markets for prepress  products  (newspapers,  packaging, smaller printers) and on geographic expansion of the prepress business.

Beyond increasing Creo's sales efforts to produce organic growth, the Dissidents believe that to be able to properly  serve Creo's  customers,  Creo will need to have sufficient size and scale to maintain a low-cost competitive position. Once
Creo's cost structure is adjusted,  the Dissidents plan to acquire complementary assets and  businesses  to expand  Creo's core  offerings  and drive its top and bottom line growth. The Dissidents believe that their nominees to the board will be  opportunistic,  but fiscally  responsible,  and will take steps that have an immediate positive effect on earnings and are aligned with Creo's core strategy.

ALIGN MANAGEMENT AND EMPLOYEE INTERESTS WITH SHAREHOLDERS INTERESTS

The  Dissidents  believe  that it is  critical  that  the  interests  of  Creo's employees and management be completely  aligned with those of its  shareholders.
The Dissidents  believe that the only way to achieve this is through  management and employee ownership of Creo Shares.

The Dissidents intend to immediately  implement an employee stock purchase plan, to  facilitate  the  purchase of shares by  management  and  employees at market prices,  through regular payroll deductions.  In addition, the Dissidents intend to  require  all  senior  managers  to own a  specified  level  of Creo  Shares, purchased at market  prices.  Mr. Burton was successful in  implementing  such a plan at World Color and Moore.

DELIVER RESULTS TO SHAREHOLDERS

Finally,  the  Dissidents  intend to  deliver  on the  promises  that they make.
Excuses will be  unacceptable.  They also intend to  aggressively  control costs going  forward and to refocus  Creo's sales efforts on regaining its position as the leading prepress and imaging solutions provider in the world.

The  Dissidents  believe  that  this plan will  result in the  changes  that are necessary to make Creo  successful and improve the focus on its core  customers.
The Dissidents  also believe that this plan will result in superior  returns for shareholders as compared to the returns expected if Creo's current  direction is continued.

                  DISSIDENTS' RESPONSE TO THE CREO CIRCULAR

As stated above,  the Dissidents  believe that there are a number of reasons why shareholders should vote for the Dissidents'  nominees as directors of Creo. Set out below are the  responses of the  Dissidents to the points raised in the Creo
Circular.

THE CREO BOARD HAS NOT CREATED AND IS NOT CREATING SHAREHOLDER VALUE

Noticeably  lacking in the Creo  Circular  is a  discussion  regarding  what the
Dissidents  believe  are the two most  important  measures of whether or not the
Creo Board has created shareholder value -- Creo's historical  profitability and the  performance  of its  share  price.  Based on  Creo's  historical  financial results,  it is not  surprising  that the Creo Board has  elected not to discuss their disastrous track record on these two measures.

The Creo Circular  describes  Creo as being a  "world-class  leader in pre-press solutions"  and  describes  Creo's  products  and  services  as "the engine that creates value for shareholders every day". The Dissidents  acknowledge that Creo has a leading  position in the prepress  industry  with high  quality,  advanced products  that  provide  significant  benefits to its  customers.  HOWEVER,  THE
DISSIDENTS  BELIEVE  THAT THE CREO BOARD HAS BEEN  UNABLE TO UNLOCK  SHAREHOLDER
VALUE AND HAS BEEN UNABLE TO  TRANSLATE  CREO'S  LEADING  MARKET  POSITION  INTO
ADEQUATE SHAREHOLDER RETURNS.

The Creo Circular  highlights  several areas where the Creo Board believes value has been created for shareholders.  The Dissidents  disagree:

   o REVENUE GROWTH.  The Creo Board highlights revenue growth from US$6 million to  US$636  million  as a sign  of  success  stemming  from  "a  series  of exceptional  innovations"  developed by Creo's R&D programs. The Dissidents believe that this is  misleading as the majority of Creo's  revenue  growth

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

     has come from Creo's  acquisition of the prepress  assets of Scitex,  which generated  US$492 million of revenue for fiscal 1999, the year prior to the
     Scitex  Acquisition.  The poor  performance of the Scitex  Acquisition  was primarily  responsible for Creo's US$266 million  writedown of goodwill and intangible assets in fiscal 2001. The Dissidents do not view revenue growth as  success  if it is  not  accompanied  by  increasing  profitability  and adequate shareholder returns.

   o IMPROVED  OPERATING  RESULTS.  The Creo Circular indicates that Creo has steadily  improved its annual  results  since fiscal 2001,  with earnings per share  doubling  in fiscal  2004 over fiscal  2003.  However,  if the gain on the  Printcafe  investment  recorded in fiscal 2004 is  excluded, earnings  per share for Creo  actually  fell  from  US$0.11  per share in fiscal  2003 to US$0.04  per share in fiscal  2004,  a decline of 64%. In addition,  earnings  per share  for  fiscal  2004,  again  excluding  the
     Printcafe  gain, are 93% below the earnings per share recorded by Creo in fiscal 1999, the year of its IPO.

   o SUCCESSFUL  ACQUISITIONS.  The Creo Circular  indicates that the Creo Board
     and  management  have  "successfully   integrated   significant   strategic
     acquisitions".  The  Dissidents  believe that this is  misleading -- Creo's largest strategic investments, the Scitex Acquisition and its investment in
     Printcafe,  have resulted in massive  losses for Creo  shareholders.  Based primarily  on these  two  acquisitions,  Creo  has  taken  net  investment, intangibles and goodwill  writedowns of  approximately  US$328 MILLION over the past five years.  In addition,  total revenue for Creo peaked in fiscal
     2001 at  US$656  million,  the  first  fiscal  year  following  the  Scitex
     Acquisition, and has yet to return to this level.

   o PRE-TAX  EARNINGS  TARGET.  In the Creo Circular,  the Creo Board intimates that  shareholders  should  trust the Creo Board one more time when it says that it intends to reach pre-tax earnings of at least 8% of revenues by the fourth  quarter of fiscal  2005,  despite the fact that Creo has missed the
     Creo Board's  publicly stated targets  numerous times in the past. The Creo
     Board did not deliver on its promise to shareholders to generate  operating leverage in fiscal 2004 --  producing  earnings  per share 64% below fiscal
     2003 as indicated above. In addition,  it was not until August 4, 2004 that the Creo Board  finally  admitted that Creo would not meet the Creo Board's target for pre-tax margin of 15% exiting fiscal 2005.

THE MOST  IMPORTANT  MEASURE OF WHETHER  THE CREO  BOARD HAS  CREATED  VALUE FOR
SHAREHOLDERS IS THE PERFORMANCE OF THE CREO SHARE PRICE. By this measure,  it is clear that the Creo Board has not created  shareholder  value.  Over a period of approximately five years from Creo's IPO until October 8, 2004, the last trading day on the TSX before the Dissidents' intentions were announced, the Creo Shares lost 53% of their value under the  stewardship of the Creo Board.  On October 7,
2004, the day following the date the Creo Board announced its current  operating plan  and  US$24  million  cost  reduction  initiative,  the  Creo  Shares  fell approximately  4%. Since October 12, 2004,  the date that the  Dissidents  filed their Schedule 13D, through January 12, 2005, the Creo Shares have gained 78%.

ROBERT G. BURTON, SR. HAS THE EXPERIENCE REQUIRED

In the Creo Circular,  the Creo Board contends that Robert G. Burton,  Sr. lacks the relevant experience to effectively manage a company such as Creo that is R&D driven  and whose most  important  assets go home every  night.  The  Dissidents believe that Mr. Burton has the skills and experience  necessary to successfully run Creo and allocate  Creo's capital  (including R&D  investments)  in the best interests of shareholders.  Mr. Burton's successful  thirty-year business career is wide-ranging and includes experience in the printing,  publishing,  and media industries.  For  a  detailed  description  of  Mr.  Burton's  experience,  past performance,  and track record of increasing  shareholder  value, see "Robert G.
Burton, Sr. and Burton Capital Management, LLC" below.

While each of Mr.  Burton's  assignments  has required  different skill sets and different  management  approaches,  each has  produced  a  superior  return  for shareholders.  Contrary to what the Creo Board would have shareholders  believe,
Mr. Burton does have extensive  experience in businesses  based on  intellectual assets. As President of the Publishing division of Capital Cities/ABC for nearly ten years,  Mr. Burton was  responsible  for running a several  hundred  million dollar publishing  enterprise with hundreds of book and magazine titles.  During this period,  Mr.  Burton  managed and  recruited a motivated  and award winning creative department of hundreds of editors, writers, and production staff, which was instrumental in turning around the operations of the division from a loss to a major profit  contributor  for Capital  Cities/ABC.  In fact,  for over twenty years  of  Mr.  Burton's  thirty-year  business  career,  Mr.  Burton  has  been

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

associated  with  publishing  and media  companies  where dealing with human and intellectual capital has been imperative.

THE DISSIDENTS' PLAN INCLUDES THE RIGHT LEVEL OF COST CUTTING

In the Creo  Circular,  the Creo  Board  indicates  that the cost  cutting  plan proposed by the  Dissidents is too large,  and would  "jeopardize  the Company's short-term revenue and reduce short-term  profitability".  One of the Dissidents has heard these hollow  threats  several times before when  discussing  the cost structure of Creo with Creo  management  and the Creo Board.  The Creo Board has come out with a series of  band-aid  cost  cutting  plans that have  resulted in approximately  US$60 million in  restructuring  and business  integration  costs since the  closing of the Scitex  Acquisition.  Despite  these  charges,  Creo's quarterly operating costs have risen from 32% of revenue in the first quarter of fiscal 2001, to 40% in the fourth quarter of fiscal 2004.

Creo's cost structure is higher than its  competitors  and out of touch with the realities of the printing equipment  industry.  As the Creo Board has focused on failed  strategic  investments  and enormous R&D spending  over the past several years,  its competitors  have  restructured to right size their  businesses with industry  realities,  and deliver adequate returns for shareholders.  For a full discussion of Creo's bloated cost  structure,  please see "Creo's Cost Structure is Bloated" herein.

The  Dissidents  believe that the Creo Board and Creo's  current  management are unable,  due to their  "growth  for  growth's  sake"  strategy,  to see the cost cutting opportunities that exist in Creo's business. The Dissidents believe that a fresh look at the entire Creo  business as  outlined in the  Dissidents  plan, with a focus on core products, profitability and return on capital employed will yield  substantial  cost  cutting  opportunities.  The  Dissidents  expect these opportunities  to result in at least  US$50  million in cost  reductions  in the first 12 months,  and an additional  US$25 million in the second 12 months after
Mr. Burton is appointed  CEO. While in the Creo Circular the Creo Board attempts to  characterize  these cost cuts as  predominantly  effecting R&D, the truth is that they will come from all parts of Creo's business.

Mr.  Burton  has  faced  skepticism  in the past and it is  often  prevalent  in companies that fear operational change.  Despite this, Mr. Burton has proven his ability to deliver on his commitments. At Moore, Mr. Burton executed a plan that delivered  US$100 million in cost  reductions in the first year,  followed by an additional  US$50  million in the second year,  significantly  beating  publicly established targets.

The  Dissidents  believe that these efforts will result in a much stronger Creo, one that can begin to grow market share again,  compete over the  long-term  and deliver acceptable returns to shareholders.

THE DISSIDENTS WILL NOT MAKE RADICAL AND ILL-CONCEIVED CUTS TO R&D SPENDING

The Creo Circular argues that the Dissidents will make radical and ill-conceived cuts to Creo's R&D spending. While it is true that the Dissidents plan to reduce
Creo's  expenditures in several areas,  these cuts will be made in a focused and sensible manner.  The Dissidents believe that in order for Creo to be successful in the  future,  it has to become a low-cost  producer.  This will allow Creo to become more  competitive in the  marketplace,  and in turn will result in a much stronger Creo.

While the Dissidents have not made any determination as to where these cuts will be made,  one area of  expected  cost  focus  will be R&D.  The  Dissidents  are committed  to  continuing  to  fund  future  spending  on R&D and  committed  to developing products and services that Creo's customers demand.  However,  unlike current  management,  the  Dissidents  plan to only spend on  projects  that are related to Creo's core business and meet acceptable levels of return. Mr. Burton plans to hold management  accountable to meet specified  return  thresholds that
Creo's  shareholders  demand.   Revenue  contribution  will  no  longer  be  the
measurement of a product's success or failure.  Taking into account the projects already underway,  their nature,  time to market and potential  realistic future returns,  the Dissidents  will carefully  review all current and future projects and spending,  phasing out and  eliminating  those that do not meet  appropriate return on capital criteria or are not related to Creo's core business focus. The
Dissidents  expect that this will result,  over a period of time, in a reduction in R&D spending to align such spending with Creo's industry peers.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

It is very clear from the Creo Board's and current management's vision and track record that they do not share this strategy.  Since the beginning of fiscal 2001 to the end of fiscal 2004, Creo has spent over US$310 million on R&D, an average of 13.0% of revenue,  and R&D  spending has risen from 9.4% of revenue in fiscal
2000 to  13.3% of  revenue  in  fiscal  2004.  This  level  of R&D  spending  is significantly  above the spending level of Creo's major  competitors,  which the
Dissidents believe averages between 6% and 8% of revenue. In summary,  while the
Dissidents  believe  that  significant  cuts  will  have to be  made  to  Creo's spending, they will not be so foolish as to cut expenditures in areas that would ultimately help Creo's prospects.

LAST MINUTE CHANGE OF CONTROL ARRANGEMENTS NOT IN CREO'S BEST INTERESTS

The Creo  Circular  discloses  that in May 2004 Creo  entered  into  "Change  of
Control"  agreements (the "CoC  Agreements")  with its named executive  officers
(Amos Michelson, Mark Dance, Judi Hess, Larry Letteney, Israel Sandler and Scott
Prina,  the "Executive  Officers").  In October 2004, in direct  response to the disclosure  of the  Dissidents'  intentions,  these  agreements  were amended to include  within the  definition of "change of control" a change in more than 50%
of the composition of Creo's Board. THE DISSIDENTS BELIEVE THAT THESE AMENDMENTS
DEMONSTRATE  THAT THE CREO  BOARD'S  PRIMARY  CONCERN IS THE  PROTECTION  OF THE
FINANCIAL INTERESTS OF THE EXECUTIVE OFFICERS. DESPITE A STRATEGIC PROCESS WHICH
BEGAN  IN  JULY  2004,  NO  STRATEGIC  TRANSACTION  HAS  BEEN  ANNOUNCED  AND NO
SIGNIFICANT ACTION HAS BEEN TAKEN BY THE EXECUTIVE OFFICERS OR BY THE CREO BOARD
SINCE OCTOBER 2004 TO DELIVER INCREASED VALUE TO CREO'S SHAREHOLDERS.

According to the Creo Circular,  the rights and benefits  provided for under the
CoC Agreements include termination  payments for each individual which are to be the greater of (i) an amount  calculated in accordance with a formula set out in the Creo  Circular  and (ii) the amount of any  termination  payment  that would become  due to such  individual  under any  existing  employment  contract.  The formula for item (i) above includes a payment based on the individual's  average compensation  over the relevant  period as well as any legal fees payable by the
Executive  Officers  for any failure by Creo to comply with the terms of the CoC
Agreements.

While the  compensation  determined in accordance with item (i) can be estimated based on historical compensation paid to the Executive Officers, there is no way to determine the amount that would be  determined in accordance  with item (ii).
To the knowledge of the  Dissidents,  Creo has never  disclosed the terms of any employment  agreements  with its  Executive  Officers.  If there are  employment agreements with any of the Executive  Officers,  the Dissidents believe that the failure to disclose their terms deprives  shareholders  of the ability to assess the  reasonableness  of the termination  payments and their potential  effect on this proxy  contest and on any sale of Creo.  The  Dissidents  believe that this constitutes  a material  omission in the Creo  Circular and a striking  omission from the public  disclosure record for a company such as Creo that prides itself on being at the forefront of corporate governance.

Further,  the CoC Agreements  allow Messrs.  Michelson and Dance and Ms. Hess to terminate  their own  employment  immediately  upon any change of control and to trigger the undisclosed payments to themselves.

While the Creo Circular provides details of change of control  arrangements with the Executive Officers,  it does not disclose what the total termination payment obligations of Creo may be in the face of a change of control event.

FOR THE FOREGOING REASONS,  THE DISSIDENTS BELIEVE THAT THE RECENT AMENDMENTS TO
THE  COC  AGREEMENTS  ARE  NOT IN THE  BEST  INTERESTS  OF  THE  COMPANY  OR ITS
SHAREHOLDERS.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

SENIOR CREO MANAGEMENT IS SELLING SHARES

In the Creo Circular,  the Creo Board and management discuss their confidence in the future of Creo, and in their plan to create  shareholder value. They discuss how the ramp up of the digital media  strategy and the  achievement  of their 8%
pre-tax  margin  target for the fourth  quarter of fiscal 2005 will create value for shareholders.  Apparently,  several senior management members of Creo do not believe in the Creo  Board's  vision.  Since Creo  reported  its fourth  quarter results, 13 members of Creo's senior management team have sold Creo Shares.

Based on public disclosure from November 19, 2004 until January 10, 2005, senior members of Creo's management team exercised stock options and completed outright sales of Creo Shares totalling  approximately  149,000 Creo Shares at an average sale price of  approximately  C$16.54  per share.  Included  in this total is an outright  sale (not  option  related)  of 39,000  Creo Shares by Mr. Dave Brown,
Creo's Corporate VP, Business Strategy  representing 25% of his position in Creo
Shares. The Dissidents believe that these option exercises and share sales bring into  question the  confidence  that current Creo  management  have in their own operating plan.

THE DISSIDENTS WILL NOT THWART STRATEGIC REVIEW PROCESS

The Creo Circular refers to the review that is currently being undertaken by the
Creo Board through a special  committee to examine Creo's current  business plan as well as a full range of strategic options, including acquisitions,  alliances with strategic partners, resale arrangements, business combinations, the sale of all or  substantially  all of Creo's  assets and the sale of the  Company.  This review  commenced  in July 2004,  but was only  announced by Creo on October 15,
2004 following the disclosure of the Dissidents' intentions.  In connection with the strategic review, Creo retained Merrill Lynch to assist in the process.

Despite  the fact that the review has been  going on for over five  months,  the
Creo Board has  nothing  concrete  to report to  shareholders.  In its letter to
Goodwood  dated  November  8, 2004,  one of the  reasons  that Creo gave for not calling a  shareholders'  meeting  earlier than February 10, 2005 was the belief that shareholders should have an adequate period of time prior to the meeting to consider  the  results  of  the  special  committee's  evaluation  of  strategic alternatives.

Instead,  in the Creo  Circular,  the Creo Board is warning that a change in the board and/or  management  at this time may put the  execution  of any  strategic alternatives at risk. The Dissidents believe that this is a disingenuous attempt by the Creo Board to maintain their current positions. Whether or not there is a
change  in  control  at  Creo,   the  Company  will  have  the  benefit  of  the
recommendations  of Merrill Lynch and the special committee  (provided that they deliver on their  commitment  to complete the process in January  2005).  If the recommendations  make  sense  from the point of view of  maximizing  shareholder value,  the Dissidents are confident that Mr. Burton and his management team can implement them with the assistance of Merrill Lynch or other competent financial advisors.  During his career Mr.  Burton has on numerous  occasions  managed the sale of specific assets, complete divisions, businesses and entire companies.

           ROBERT G. BURTON, SR. AND BURTON CAPITAL MANAGEMENT, LLC

It is the intention of the  Dissidents,  following the election of the Dissident slate of directors  outlined below, to hire Mr. Robert G. Burton,  Sr. as CEO of
Creo and appoint Mr.  Burton as Chairman of the new Creo Board.  The  Dissidents
believe that Mr. Burton, a Printing  Impressions Hall of Fame member,  is widely recognized  for his  intense  focus  on  customers  and on  delivering  value to shareholders.  The  Dissidents  believe  that Mr.  Burton's  proven  ability  to turnaround underperforming  companies,  combined with his vast printing industry experience and distinguished  track record, make him the ideal candidate to turn around the poor performance of Creo and unlock value for shareholders.

Mr.  Burton is the Chairman,  CEO & Managing  Member of Burton  Capital.  Burton
Capital  was formed in  January  2004 to invest in middle  market  manufacturing companies that provide an opportunity  for increased  shareholder  value through intense management and operational changes and organic and acquisitive growth.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

Through  Burton  Capital,  Mr.  Burton,  being the Managing  Member and majority holder of the membership interests in Burton Capital, has purchased 860,154 Creo
Shares to date.

From December 2000 through December 2002, Mr. Burton was the Chairman, President
and CEO of Moore, a leading printing company with over US$2.0 billion in revenue for fiscal 2002.  During his tenure at Moore, Mr. Burton led Moore to a dramatic turnaround through significantly  reducing costs,  recruiting top-tier executive talent and  growing  revenue  through  acquisitions  and a  "one-stop  shopping"
customer  focus.  The price of the common shares of Moore increased from US$2.38 on December 12, 2000, the first date of Mr. Burton's employment,  to US$10.16 on
December  6, 2002 the date of his  resignation.  This is not the first  time Mr.
Burton has delivered results to shareholders.

From April 1991 through October 1999, Mr. Burton was the Chairman, President and
CEO of KKR & Co.'s portfolio company, World Color, a leading commercial printing company with  revenues  exceeding  US$2.3  billion for fiscal  1998.  During his nine-year  tenure as the senior  executive  of World Color,  Mr.  Burton led its turnaround,  culminating  in its sale by way of a merger in 1999  with  Quebecor
Printing,  Inc.,  creating Quebecor World, one of the world's largest commercial printers.  World  Color  completed  its IPO on  January  25,  1996 at a price of
US$19.00  per share and was sold in the merger at a value per share of US$38.00.
During his term at World Color,  Mr. Burton led World Color to make  twenty-five accretive and successful acquisitions.

From 1981 to 1991,  Mr.  Burton held a series of senior  executive  positions at
Capital  Cities/ABC,   including   President  of  ABC  Publishing.   At  Capital
Cities/ABC,  Mr. Burton was instrumental in turning around the operations he ran from a loss position to a major profit  contributor for the company.  Mr. Burton has also held senior executive media positions at CBS and IBM.

The  Dissidents  believe  that  Mr.  Burton's   distinguished  track  record  of
exceptional  performance,  his knowledge of the commercial printing industry and his understanding of the needs of commercial  printers,  will result in improved financial  performance,  increased shareholder confidence and, most importantly, increased value for Creo shareholders.

                         BACKGROUND TO THE SOLICITATION

The Dissidents  collectively  beneficially  own or exercise control or direction over an aggregate of 3,338,490 Creo Shares,  representing  approximately 5.9% of the outstanding Creo Shares as of the Record Date.  Goodwood is a Canadian-based money  management  firm  with  approximately  C$200  million  under  management.
Goodwood   manages   primarily   Canadian  equity   long/short   portfolios  for
institutional and high net worth clients  utilizing an active  bottom-up,  value oriented  and event  driven  approach.  Goodwood was founded in 1996 by Peter H.
Puccetti, who is the Chairman and Chief Investment Officer of the firm.

Goodwood  first  acquired Creo Shares in February  2002.  In July 2004,  for the
reasons set out in this  circular,  Goodwood  determined  that it was time for a change of direction at Creo. In this context,  Goodwood wrote a letter to Creo's current CEO indicating its dissatisfaction  with Creo's operating strategy,  its bloated  cost  structure,  its dismal  long-term  share price  performance,  its history of poor capital allocation  decisions,  and the excessive level of stock option compensation used by the Company.  In September 2004,  representatives of
Goodwood  met with members of the Creo Board to discuss  these  concerns and the
Creo Board's commitment to increasing  shareholder value. Based on this meeting, it became clear to Goodwood that the Creo Board and management  were not willing to pursue the strategies that Goodwood  believed would result in increased value for Creo shareholders.

Subsequently,  in September 2004,  Goodwood approached Mr. Burton to discuss the current situation at Creo, its future prospects,  and the interest of Mr. Burton in participating in an effort to improve  shareholder  value at Creo. Mr. Burton agreed that it was time for change at Creo.  He  expressed  interest in pursuing the removal of the Creo Board and offered to assume the role of Chairman and CEO of Creo in an effort to turn around the Company and increase  shareholder value.
In support of the foregoing, Burton Capital purchased 860,154 Creo Shares in the open market between September 23, 2004 and November 1, 2004.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

On October 12,  2004,  certain of the  Dissidents  filed a Schedule 13D with the
United States Securities and Exchange  Commission  indicating their ownership of
Creo Shares and their  intention to seek the removal and replacement of the Creo
Board, and subsequently, the dismissal of the Company's CEO. The Dissidents also indicated their intention to replace Creo's current Chairman and CEO with Robert
G. Burton, Sr.

At the Meeting,  the Dissidents seek to elect an alternative slate of directors, and, if successful, to replace Creo's current Chairman and CEO with Mr. Burton.

                              ELECTION OF DIRECTORS

MANAGEMENT SLATE OF DIRECTORS

To the knowledge of the Dissidents,  the Creo Board is currently  comprised of the  following ten  individuals:  Douglas A.  Brengel,  Mark Dance,  Norman B.
Francis,  Steve  M.  Gordon,  Jean-Francois  Heitz,  John S.  McFarlane,  Amos
Michelson,  Kenneth A. Spencer,  Morgan Sturdy and Charles E. Young.  The Creo
Circular  states  that  management  of Creo  will  propose  each of the  above individuals  as nominees  for  election as  directors to hold office until the close  of the  next  annual  meeting  of  shareholders  of Creo or  until  his successor is elected or appointed, unless his office is earlier vacated.

DISSIDENT SLATE OF DIRECTORS

The Dissidents propose to nominate the individuals set out below for election at the Meeting as directors of Creo. Each of these nominees,  if elected, will hold office  until the close of the next annual  meeting of  shareholders  of Creo or until his or her successor is elected or appointed,  unless his or her office is earlier vacated.

                                                                    NUMBER OF
                                                                   COMMON CREO
                                                                      SHARES
                            PRESENT PRINCIPAL OCCUPATION           BENEFICIALLY
NAME AND MUNICIPAL          AND OCCUPATION FOR THE                    OWNED
ADDRESS OF NOMINEE(1)       PREVIOUS FIVE YEARS                   OR CONTROLLED
---------------------       ----------------------------          --------------
ROBERT G. BURTON, SR.....   Chairman, Chief Executive Officer &    860,154(2)
Greenwich, Connecticut      Managing Member, Burton Capital
                            Management, LLC (investment
                            firm) from 2004; Chairman, Chief
                            Executive Officer and President
                            of Moore Corporation Limited
                            (printing company) from 2000 to
                            2002; Chief Executive Officer
                            and President of World Color
                            Press, Inc. (printing company)
                            from 1991 to 1999

PATRICE M. DANIELS.......   Partner, Onyx Capital Ventures             nil
Los Angeles, California     (private investment firm) from
                            October 2002; Managing Director,
                            High Yield and Acquisition
                            Financing, CIBC World Markets
                            (investment bank) from March
                            1997 to March 2002

LEONARD C. GREEN.........   President, The Green Group             244,000(3)
Holmdel, New Jersey         (financial services firm of CPAs,
                            consultants and entrepreneurs) from
                            1976

MARK J. GRIFFIN..........   Founder and Head Master of the           1,500
Greenwich, Connecticut      Eagle Hill School (independent
                            private school), Greenwich,
                            Connecticut from September 1975

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                    NUMBER OF
                                                                   COMMON CREO
                                                                      SHARES
                            PRESENT PRINCIPAL OCCUPATION           BENEFICIALLY
NAME AND MUNICIPAL          AND OCCUPATION FOR THE                    OWNED
ADDRESS OF NOMINEE(1)       PREVIOUS FIVE YEARS                   OR CONTROLLED
---------------------       ----------------------------          --------------
JAMES C. JOHNSON.........   President of Study Management Inc.       3,000
Toronto, Ontario            (private consulting firm) from
                            November 2004 and from August
                            2002 to September 2003; Partner,
                            Edgestone Capital Partners
                            (merchant bank) from September
                            2003 to November 2004; President
                            and Chief Operating Officer of
                            MDC Corporation Inc. (marketing
                            communications company) from
                            September 2001 to August 2002;
                            Managing Partner and Chief
                            Operating Officer of Dorset
                            Partners (now Borealis Capital
                            Corporation) (merchant bank)
                            from October 1999 to March 2001

MICHAEL W. JOHNSTON......   President, Michael W. Johnston &          nil
Toronto, Ontario            Associates Inc.  (private media
                            consulting company) since 1994

ROBERT W. KORTHALS.......     Retired Banker, Corporate Director      nil
Toronto, Ontario

KEVIN G. ROONEY..........   Partner, Heenan Blaikie LLP (law          nil
Oakville, Ontario           firm) since August 2004; prior
                            thereto Partner, Aird & Berlis LLP
                            (law firm)

WESLEY VOORHEIS..........   Managing Director, VC & Co.               nil
Toronto, Ontario            Incorporated (advisor to
                            institutional shareholders) since
                            1995

SONIA S. YUNG............   Partner, Heenan Blaikie LLP (law          nil
Toronto, Ontario            firm) since August 2004; prior
                            thereto Partner, Aird & Berlis LLP
                            (law firm)

--------------
(1)  None of the  nominees  has been or is currently a director of Creo nor have any of the nominees  held any other  position or office with Creo or any of its affiliates.  All of the nominees,  other than Messrs. Burton,  Daniels,
     Griffin and Green, are resident Canadians.

(2)  Mr. Burton  controls  Burton Capital  Management,  LLC, which holds 860,154
     Creo Shares,  and could be regarded as  exercising  control over these Creo
     Shares.

(3)  Mr. Green (i) is a limited partner in, and controls the general partner of,
     Market  Investments,  L.P.,  which holds 15,000 Creo Shares,  (ii) controls
     Habel Leasing Corp., which holds 3,000 Creo Shares,  (iii) controls Dalled,
     Inc.,  which holds  54,000 Creo  Shares,  (iv)  controls one of two limited partners of, each having a 50%  interest  in,  Altman Trust -- Green Realty
     Associates (a limited partnership),  which holds 2,000 Creo Shares, and (v)
     controls  Jobel  Management  Corp.,  which  holds  30,000 Creo  Shares.  In addition, 114,000 Creo Shares are held jointly by Mr. Green and Lois Green,
     Mr. Green's wife.

Further  background  information  with  respect to these  nominees  is set forth below:

ROBERT G. BURTON, SR.

Robert G. Burton, Sr. has been Chairman, CEO & Managing Member of Burton Capital since 2004.  Prior to founding  Burton  Capital,  Mr. Burton held several senior management  positions in the printing  industry with publicly  traded  companies such as Moore  and World  Color.  Mr.  Burton  has also  held  senior  executive positions with Capital Cities/ABC, CBS and IBM. Mr. Burton received a B.Sc. from
Murray  State  University  and a Masters  Degree  from  Tennessee  Technological
University. He has done additional post-graduate work towards his doctorate from the University of Alabama. Mr. Burton has an honorary doctorate from each of the
University of Connecticut and Murray State University.  For further  information respecting Mr. Burton,  see the section hereof entitled  "Robert G. Burton,  Sr.
and Burton Capital Management, LLC".

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

PATRICE M. DANIELS

Patrice M. Daniels served as an active member of the board of directors of World
Color  from  1998 to 1999.  She is a partner  at Onyx  Capital  Ventures  (since
October 2002) and was recently  Managing  Director,  High Yield and  Acquisition
Financing for CIBC World Markets (from March 1997 to March 2002).  Prior to that time,  Ms.  Daniels was employed by Bankers  Trust  Company,  most recently as a
Managing  Director,  where she served as liaison to World Color and  assisted in several of World  Color's  financings.  She has over 16 years of  experience  in leveraged  finance  transactions  with special expertise in arranging equity and debt capital for leverage buyout firms.  Ms. Daniels has sourced,  evaluated and managed numerous  transactions from US$25 million to US$5 billion in private and public senior debt  financings  and equity  capital.  Ms.  Daniels  received her
M.B.A.  in Finance from the University of Chicago in 1984 and a B.A. in Business
from the University of California at Berkeley in 1982.

LEONARD C. GREEN

Leonard C. Green is founder  of and tax and  consulting  partner  with The Green
Group.  Prior to founding  The Green Group in 1976,  Mr. Green was employed as a certified  public  accountant  for Touche,  Ross & Co. Mr. Green has written and lectured on topics  including  taxation,  estate  planning  and family  operated businesses  and has  appeared  as a guest on both CNBC and CNN to discuss  these topics.  Mr. Green  received a B.A. in  Accounting  from Rutgers  University,  a
Masters Degree in Taxation from New York University and an M.B.A. from the Owner and President  Management  Program offered by the Harvard Business  School.  Mr.
Green is also an adjunct  professor at the business  school of Babson College in
Wellesley, Massachusetts.

MARK J. GRIFFIN

Dr. Mark J.  Griffin  served as an active  member of the board of  directors  of
World Color from 1996 to 1999.  Dr.  Griffin is a  psychologist  and has been in private  practice  since 1990. Dr. Griffin is also the founder of the Eagle Hill
School in Greenwich,  Connecticut, where he has served as Headmaster since 1975.
Dr. Griffin  obtained a Ph.D in Educational  and  Developmental  Psychology from
Fordham  University in 1991, an M.A. in Psychology from Assumption  College,  in
1974, an M.Ed. in Special Education and Guidance from Worcester State College in
1972 and a B.A. in Psychology from Merrimack College in 1969.

JAMES C. JOHNSON

James C. Johnson is currently the President of Study  Management Inc., a private financial and  operational  restructuring  consultancy  firm.  Mr. Johnson was a partner with Edgestone  Capital  Partners (a private  merchant  bank),  where he co-managed a $383 million  mezzanine debt fund. Mr.  Johnson's  former  mandates also include  President and Chief  Operating  Officer of MDC  Corporation  Inc.,
Managing  Partner and Chief  Operation  Officer of Dorset Partners (now Borealis
Capital  Corporation),  Director of Structured  Finance and  Securitization  for
Scotia  Capital  Markets,  Vice-Chairman  of Newcourt  Capital  Inc.  and Senior
Vice-President  and General  Counsel of Newcourt  Credit Group Inc. Mr.  Johnson
sits on the Board of Governors of Mount Sinai Hospital.  Mr. Johnson  received a
Bachelor of Commerce in 1984 and an integrated  M.B.A./LL.B.  in 1987, each from the University of Windsor.

MICHAEL W. JOHNSTON

Michael W.  Johnston has been a principal of Michael  Johnston &  Associates,  a media  consulting,  strategic  planning and marketing  company,  since 1994. Mr.
Johnston is also the former President and CEO of Thomson Newspapers Corporation, where he also held several other senior  management  positions  between 1980 and
1993.  Prior to that time, Mr.  Johnston acted as publisher and general  manager for several U.S. daily newspapers, including THE CANTON REPOSITORY. Mr. Johnston is the current Chairperson of the McMichael  Foundation and is a board member of
Trans Data Corporation and the McMichael  Canadian Art Collection.  Mr. Johnston
received an  Associate  Degree in Labour  Relations  and  Business  from Ventura
College in Ventura, California in 1959.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

ROBERT W. KORTHALS

Robert W. Korthals is a retired banker and current  corporate  director.  From
1981 to 1995  Mr. Korthals  was the  President of the Toronto  Dominion  Bank.
Mr. Korthals is a director of Cognos Inc., Rogers  Communications Inc., Suncor
Energy  Inc.,  Jannock  Properties  Ltd.,  Great Lakes Carbon Inc. and Bucyrus
International.  Mr. Korthals  received a B.Sc.  in Chemical  Engineering  from the  University  of Toronto in 1955 and an M.B.A.  from Harvard  University in
1961.

KEVIN G. ROONEY

Kevin G.  Rooney  has been a partner  in the law firm of Heenan  Blaikie  LLP, where he practises  corporate and securities law, since August 2004.  Prior to that time,  he was a partner in the law firm of Aird & Berlis LLP.  Mr. Rooney received a B.E.S.  in Geography  from the  University  of Waterloo in 1985, an
LL.B.  from the  University of Toronto in 1988 and an LL.M. in Securities  Law
from Osgoode Hall Law School in 1998.

WESLEY VOORHEIS

Wesley Voorheis is a Managing  Director of VC & Co.  Incorporated  ("VC & Co."),
which acts as an advisor to institutional and other shareholders with respect to their  investments  in  Canadian  public  and  private  companies.  Prior to the establishment  of VC & Co.,  Mr.  Voorheis  was a  partner  in a major  Toronto,
Ontario,  law firm and  practised  in the  areas of  securities  regulation  and mergers and  acquisitions.  In connection  with the advisory  activities of VC &
Co.,  Mr.  Voorheis  became a director  and  Chairman of the Board of YBM Magnex
International,  Inc. ("YBM") in September 1998 pursuant to a  reconstitution  of
YBM's  board  of  directors  undertaken  at  the  instigation  of  its  Canadian institutional shareholders.

SONIA S. YUNG

Sonia S. Yung has been a partner in the law firm of Heenan  Blaikie LLP, where she practises  corporate and securities law, since August 2004.  Prior to that time,  she was a  partner  in the law  firm of Aird &  Berlis  LLP.  Ms.  Yung received a B.A.  (Hons.) in Political  Science from the University of Manitoba in 1988 and an LL.B. from the University of Ottawa in 1992.

THE  DISSIDENTS  RECOMMEND  THAT  SHAREHOLDERS  VOTE  FOR  THE  ELECTION  OF THE
INDIVIDUALS  NAMED ABOVE.  THE  INDIVIDUALS  NAMED IN THE ENCLOSED GREEN FORM OF
PROXY INTEND TO CAST THE VOTES REPRESENTED BY SUCH PROXY FOR THE ELECTION OF THE
ABOVE-NOTED NOMINEES, UNLESS YOU DIRECT THAT THE CREO SHARES REPRESENTED THEREBY
BE WITHHELD FROM VOTING.

To the knowledge of the  Dissidents,  none of the above nominees or any of their associates or affiliates (i) has had a material interest, direct or indirect, in any transaction  since the beginning of Creo's last completed  financial year or in any proposed  transaction  that has  materially  affected or will  materially affect Creo or any of its affiliates,  or (ii) has any material  interest in any matter to be acted upon at the Meeting  other than the election of directors and the appointment of auditors.

It is not contemplated that any of the above individual  nominees will be unable to serve as a director.  However,  if that should  occur for any reason prior to the Meeting,  the individuals  named in the enclosed GREEN form of proxy reserve the right to vote for another nominee at their discretion.

Other than Messrs.  Burton,  Rooney and Voorheis and Ms. Yung, none of the above nominees is involved in the  solicitation of proxies for the Meeting (other than by virtue of their  agreement to stand for election to the board of directors of
Creo) and none engaged in or took the  initiative  in  organizing,  directing or financing  the  Dissident  group.  Messrs.  Rooney and Voorheis and Ms. Yung are involved in the solicitation of proxies for the Meeting solely in their capacity as professional advisors to the Dissidents.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

ARRANGEMENTS WITH DISSIDENT NOMINEES

In discussions  between Goodwood and Robert G. Burton,  Sr., Mr. Burton offered, if elected as a director of Creo,  to serve as its  Chairman  and CEO.  Although there is not a formal agreement, arrangement or understanding between Mr. Burton and the Dissidents in this regard,  the Dissidents believe that Mr. Burton would be an  effective  Chairman  and CEO for Creo and intend to appoint  him to these positions  if and when the slate of  directors  proposed  by the  Dissidents  is elected.

COMPOSITION OF THE CREO BOARD

The Dissidents  believe that the current size of the Creo Board is too large for a  company  such as  Creo.  They  believe  that a  smaller  board  would be more effective in overseeing the changes required in the direction and stewardship of the Company.  Accordingly, if the slate of directors nominated by the Dissidents is  elected,  it is expected  that the  Company  will seek to reduce the size of
Creo's  Board  from  ten to seven  members.  The  Dissidents  expect  that  this reduction  will be  effected  through  the  resignations  of Messrs.  Rooney and
Voorheis and Ms. Yung.

The  Dissidents  believe  that,  if  elected,  each of Messrs.  Green,  Griffin,
Johnson, Johnston, Korthals, Rooney and Voorheis and each of Ms. Daniels and Ms.
Yung will be  "independent"  and  "unrelated"  directors  within the  meaning of applicable  rules  and  guidelines  of the  NASDAQ  Stock  Market  and  the  TSX
(collectively the "Guidelines")  being,  among other things, a person other than an officer  or  employee  of Creo or its  subsidiaries  or any other  individual having a business or other  relationship  which, in the opinion of the Company's board of directors,  would (or could  reasonably be perceived to) interfere with the exercise of independent  judgment in carrying out the  responsibilities of a director.  The  Dissidents  believe  that  Mr.  Burton  will  not be  considered independent or unrelated for the purposes of the Guidelines.

BOARD COMMITTEES

To the  knowledge of the  Dissidents,  there are two standing  committees of the
Creo Board,  namely the Audit  Committee and the  Compensation,  Nominating  and
Corporate  Governance  Committee.  The  Dissidents  expect  that if the slate of directors nominated by the Dissidents is elected,  Ms. Daniels and Messrs. Green and  Johnston  will be appointed to the Audit  Committee.  In addition,  Messrs.
Green,  Griffin,  Johnson and Johnston  will be  appointed to the  Compensation,
Nominating  and  Corporate  Governance   Committee.   As  disclosed  above,  the
Dissidents believe that Ms. Daniels and each of Messrs. Green, Griffin,  Johnson and Johnston will be considered to be  "independent"  and "unrelated"  directors for the purposes of the Guidelines and applicable securities law. The Dissidents also  believe  that Ms.  Daniels  and each of  Messrs.  Green and  Johnston  are
"financially  literate" as required by the Guidelines and applicable  securities law.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

Mr.  Korthals was a director of Anvil Range Mining  Corporation  ("Anvil Range")
from May 1995 until March 1998.  Anvil  Range was  granted  protection  from its creditors under the COMPANIES  CREDITORS  ARRANGEMENTS  ACT on January 16, 1998.
Anvil Range  remains  the  subject of a cease trade order  issued by the Ontario
Securities Commission on May 25, 1998.

In connection  with the advisory  activities of VC & Co, Mr.  Voorheis  became a director  and  Chairman  of the  board of  directors  of YBM in  September  1998 pursuant to a reconstitution of YBM's board undertaken at the instigation of its
Canadian  institutional  shareholders.  YBM had  previously  been the subject of cease trade orders related to, among other things, its inability to complete and file  financial  statements,  which cease  trade  orders  were  ultimately  made permanent. In December 1998, at the instigation of the new board of directors of
YBM, a receiver and manager was  appointed to preserve and realize on the assets of YBM and the new board of directors, including Mr. Voorheis, resigned.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

In late 2003, Mr. Voorheis,  at the request of a shareholder,  became a director of Atlas Cold  Storage  Income  Trust  ("Atlas")  to assist  Atlas in  resolving certain accounting improprieties which had previously been discovered. Following his  appointment  to the board of  directors  of Atlas,  a cease trade order was issued by the securities regulatory  authorities against Atlas and its directors and officers,  other than Mr. Voorheis, for failure to file financial statements as required by applicable securities laws.

          INTEREST IN MATERIAL TRANSACTIONS AND FUTURE ARRANGEMENTS

To the knowledge of the  Dissidents,  none of the Dissidents,  their  respective officers or directors or their  respective  associates or  affiliates  has had a material interest, direct or indirect, in any transaction since the beginning of
Creo's last  completed  financial year or in any proposed  transaction  that has materially affected or will materially affect Creo or any of its affiliates.

To the knowledge of the  Dissidents,  none of the Dissidents,  their  respective officers or directors  or their  respective  associates  or  affiliates  has any contract,  arrangement  or  understanding  with  another  person with respect to future  employment by Creo or any of its affiliates,  or future  transactions to which Creo or any of its affiliates will or may be a party.

To the knowledge of the  Dissidents,  none of the Dissidents,  their  respective officers or directors  or their  respective  associates  or  affiliates  has any material  interest in any matter to be acted upon at the Meeting  other than the election of directors.

                            GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This circular is furnished by Goodwood,  Burton Capital,  Robert G. Burton, Sr.,
Robert G. Burton,  Jr.,  Michael G.  Burton,  Joseph P.  Burton,  Thomas  Oliva,
Brendan Tobin, Colin Christ, Gina Zambrana,  Donald Zegzdryn, Peter H. Puccetti,
J. Cameron  MacDonald,  Robert T. Kittel and 1354037 Ontario Inc.  (collectively the  "Dissidents")  in  connection  with the  solicitation  by them and on their behalf of  proxies  for use at the  Meeting  to be held at 2:00 p.m.  (Vancouver time) on February 10, 2005,  and at any  adjournment  or  postponement  thereof.
Proxies may be solicited by mail,  telephone,  fax or other electronic means and in person, as well as by newspaper or other media advertising.

In addition,  the Dissidents have retained Kingsdale  Shareholder  Services Inc.
("Kingsdale") to assist in the solicitation of proxies.  The Dissidents will pay to Kingsdale a fee estimated at between C$50,000 and C$250,000 in the event that the slate of directors  nominated by the  Dissidents  is elected at the Meeting.
The costs  incurred  in the  preparation  and mailing of this  circular  and the solicitation will be borne by the Dissidents.  However, the Dissidents intend to seek reimbursement from Creo of their  out-of-pocket  expenses,  including proxy solicitation expenses and legal fees, incurred in connection with the Meeting.

No person is authorized to give information or to make any representations other than those contained in this circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

RECORD DATE AND VOTING SHARES

Creo  established  December 17, 2004 (the "Record  Date") as the record date for determining  shareholders  entitled to notice of the  Meeting.  According to the
Creo  Circular,  as at the Record Date,  56,570,454  Creo Shares were issued and outstanding.  For  purposes  of  the  Meeting,  Creo  has  prepared  a  list  of shareholders  who were  registered on the records of the Company or its transfer agent, Computershare Trust Company of Canada ("Computershare"),  at the close of business on the Record  Date.  Each  shareholder  named on the list is entitled, upon  providing  satisfactory  identification,  to vote the Creo Shares shown in such list as being held by such shareholder  (other than Creo Shares for which a proxy has been given and not revoked).

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

APPOINTMENT AND REVOCATION OF PROXIES

The persons named as  proxyholders in the enclosed GREEN form of proxy are Peter
H.  Puccetti  and Robert G.  Burton,  Sr. YOU MAY REVOKE A PROXY  ALREADY  GIVEN
PURSUANT TO  MANAGEMENT'S  SOLICITATION  OF PROXIES BY COMPLETING AND DELIVERING
THE ENCLOSED GREEN FORM OF PROXY. The  accompanying  GREEN form of proxy revokes any and all prior proxies given by you in connection with the Meeting.

SHAREHOLDERS SHOULD CAREFULLY COMPLETE AND SIGN THEIR PROXIES IN ACCORDANCE WITH
THE  INSTRUCTIONS  CONTAINED IN THIS CIRCULAR AND ON THE GREEN PROXY IN ORDER TO
ENSURE THAT THEIR  PROXIES CAN BE USED AT THE  MEETING.  COMPLETED  AND EXECUTED
PROXIES SHOULD BE RETURNED IN ACCORDANCE  WITH THE  INSTRUCTIONS  ON THE FORM OF
PROXY.

Proxies received by Kingsdale in accordance with the foregoing will be delivered to Creo or its transfer agent in time for use at the Meeting.

IN ORDER TO BE VOTED AT THE  MEETING,  YOUR  PROXY MUST BE  RETURNED  PRIOR TO
5:00 P.M.  (TORONTO  TIME) ON  FEBRUARY 7, 2005.  HOWEVER,  IF YOU CANNOT MEET
THIS  DEADLINE,  WE  RECOMMEND  THAT YOU FAX YOUR  PROXY TO  KINGSDALE  IN ANY
EVENT.  FOR ASSISTANCE, PLEASE CALL KINGSDALE (TOLL-FREE) AT 1-866-749-5464.

If you have  already  given a proxy,  you have the  right to revoke it as to any matter on which a vote has not  already  been  cast  pursuant  to the  authority conferred  by  that  proxy  and  may do so (i) by  delivering  another  properly executed  form of proxy  bearing  a later  date and  depositing  it with Creo or
Computershare  or by telecopying  such form of proxy to them, (ii) by depositing an instrument in writing  revoking the proxy and properly  executed by you or by your attorney authorized in writing, or, if the shareholder is a corporation, by a duly authorized  officer or attorney of such corporation (A) at the registered office  of Creo,  Suite  1810,  1111 West  Georgia  Street,  Vancouver,  British
Columbia,  V6E 4M3, at any time up to and including the business day immediately preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or (B) with the Chairman of the Meeting on the day of the Meeting or any adjournment  thereof,  or (iii) in any other manner  permitted by law. As noted above,  you may also revoke a proxy already given pursuant to management's solicitation of proxies by completing and delivering the accompanying GREEN form of proxy to Kingsdale.

    -----------------------------------------------------------------------
   |  USE ONLY THE ENCLOSED GREEN FORM OF PROXY TO VOTE YOUR SHARES        |
   |            FOR THE DISSIDENTS' PROPOSED SLATE OF DIRECTORS.           |
   |                                                                       |
   |   PLEASE DISCARD ANY PROXY YOU HAVE RECEIVED OR MAY RECEIVE FROM THE  |
   |                           MANAGEMENT OF CREO.                         |
   |                                                                       |
   |     FOR ASSISTANCE, PLEASE CALL KINGSDALE SHAREHOLDER SERVICES INC.   |
   |                      TOLL-FREE AT 1-866-749-5464.                     |
    -----------------------------------------------------------------------

EXERCISE OF DISCRETION

The Creo Shares represented by the enclosed proxy will be voted on any ballot at the Meeting or any  adjournment(s)  or  postponement(s)  thereof,  and where you specify a choice with  respect to any matter to be acted  upon,  the Creo Shares will be voted in accordance with your specification so made.

In the absence of such  specification,  Creo Shares  represented by the enclosed
GREEN form of proxy will be voted FOR the election of the  Dissidents'  nominees as directors of Creo. The persons  appointed  under the proxy are conferred with discretionary  authority (which they will exercise in accordance with their best judgement)  with respect to amendments  of those matters  specified in the proxy and with respect to any other matters  which may properly be brought  before the
Meeting or any adjournment(s) or postponement(s) thereof. The Dissidents are not currently aware of any such amendment, variation or other matter.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

REGISTERED SHAREHOLDERS

If you are a registered  shareholder  of Creo (meaning your Creo Shares are held by you directly and not by your broker or other intermediary), you should follow the procedures set out in the enclosed GREEN form of proxy and as set out below.
As a shareholder, you likely received a form of proxy with the Creo Circular and you received a second proxy form (in GREEN) with this circular. Even if you have already submitted the form of proxy that accompanied the Creo Circular,  you may submit the GREEN form of proxy enclosed with this  circular.  Your GREEN form of proxy will automatically revoke the proxy that you have previously submitted.

In order to vote for the  Dissidents'  nominees put forth in this circular,  you should do the following:

1. Complete  the GREEN form of proxy  enclosed by marking  "FOR" with respect to the election of the directors as outlined on the GREEN form of proxy; and

2. Sign and date the GREEN form of proxy and fax it back to the number indicated
   on the GREEN  form of proxy.  IN ORDER TO ENSURE  THAT YOUR VOTE IS  RETURNED
   PRIOR TO THE DEADLINE, WE RECOMMEND THAT YOU RETURN YOUR PROXY BY FAX.

If you support  the  nominees  in this  circular,  then SIGN AND RETURN ONLY THE
GREEN PROXY.

A REGISTERED  SHAREHOLDER  HAS THE RIGHT TO APPOINT A PERSON,  WHO NEED NOT BE A
SHAREHOLDER  OF CREO,  OTHER THAN THE  PERSONS  NAMED IN THE GREEN FORM OF PROXY
ACCOMPANYING  THIS CIRCULAR,  AS PROXYHOLDER TO ATTEND AND ACT FOR AND ON BEHALF
OF SUCH  SHAREHOLDER  AT THE MEETING AND MAY EXERCISE SUCH RIGHT BY STRIKING OUT
THE NAMES OF THE PERSONS NAMED IN THE GREEN FORM OF PROXY AND INSERTING THE NAME
OF THE PERSON TO BE APPOINTED AS  PROXYHOLDER IN THE BLANK SPACE PROVIDED ON THE
GREEN FORM OF PROXY.

ADVICE TO NON-REGISTERED SHAREHOLDERS

THE INFORMATION IN THIS SECTION ONLY APPLIES TO SHAREHOLDERS WHO HOLD THEIR CREO
SHARES THROUGH A BROKER OR OTHER INTERMEDIARY (AS DEFINED BELOW).

THESE   SECURITYHOLDER   MATERIALS  ARE  BEING  SENT  TO  BOTH   REGISTERED  AND
NON-REGISTERED  OWNERS OF CREO SHARES.  IF YOU ARE A  NON-REGISTERED  OWNER, AND
THESE  MATERIALS  HAVE BEEN SENT  DIRECTLY  TO YOU,  YOUR NAME AND  ADDRESS  AND
INFORMATION ABOUT YOUR HOLDINGS OF CREO SHARES, HAVE BEEN OBTAINED IN ACCORDANCE
WITH APPLICABLE SECURITIES REGULATORY REQUIREMENTS FROM THE INTERMEDIARY HOLDING
ON YOUR BEHALF.

Only  registered  shareholders  of Creo or the  persons  they  appoint  as their proxyholders  are  permitted  to vote at the  Meeting.  In  many  cases,  shares beneficially  owned by a  person  (a  "Non-Registered  Holder")  are  registered either:

    (i)  in  the  name  of  an  intermediary   (an   "Intermediary")   that  the
         Non-Registered  Holder  deals  with  in  respect  of  the  Creo  Shares
         (Intermediaries   include,   among  others,   banks,  trust  companies,
         securities  dealers  or  brokers  and  trustees  or  administrators  of self-administered RRSPs, RRIFs, RESPs and similar plans); or

    (ii) in  the  name of a depository  (a  "Depository"),  such as The Canadian
         Depository  for  Securities  Limited)  of which the  Intermediary  is a participant.

In accordance with the  requirements of NATIONAL  INSTRUMENT  54-101,  Creo will have  distributed  copies  of the  Creo  Circular  and  other  materials  to the
Depositories  and  Intermediaries  for  onward  distribution  to  Non-Registered
Holders.  The Dissidents will do the same with this circular,  the GREEN form of proxy and any other related meeting  materials.  Intermediaries  are required to forward all meeting materials to Non-Registered  Holders.  Intermediaries  often use  service  companies  to forward  the  meeting  materials  to  Non-Registered
Holders. Generally, Non-Registered Holders will either:

    (i)  be  given  a form  of  proxy  which  has  already  been  signed  by the
         Intermediary  (typically by a facsimile,  stamped signature),  which is restricted  as to  the  number  of  shares  beneficially  owned  by the
         Non-Registered  Holder but which is otherwise  not  completed.  In this case,  the  Non-Registered  Holder who wishes to submit a GREEN form of proxy should properly complete the GREEN form of proxy and submit it to
         Kingsdale; or

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

    (ii) more  typically,  be  given a  page of  instructions  which  contains a removable label  containing the name of the  Non-Registered  Holder,  a bar-code and other information. In this case, the Non-Registered Holder must remove the label from the  instructions  and affix it to the GREEN form of proxy, properly complete, date and sign the GREEN form of proxy and fax it in  accordance  with the  instructions  on the GREEN form of proxy.

The purpose of these  procedures is to permit  Non-Registered  Holders to direct the voting of the Creo Shares they  beneficially  own.  SHOULD A  NON-REGISTERED
HOLDER  WISH TO ATTEND AND VOTE AT THE  MEETING  IN PERSON  (OR TO HAVE  ANOTHER
PERSON   APPOINTED  AS   PROXYHOLDER  TO  ATTEND  AND  VOTE  ON  BEHALF  OF  THE
NON-REGISTERED HOLDER), THE NON-REGISTERED HOLDER SHOULD STRIKE OUT THE NAMES OF
THE  PERSONS  NAMED IN THE GREEN  FORM OF PROXY AND  INSERT  THE  NON-REGISTERED
HOLDER'S OR SUCH OTHER PERSON'S NAME IN THE BLANK SPACE  PROVIDED.  In any case,
Non-Registered  Holders  should  carefully  follow  the  instructions  of  their
Intermediary,  including  those regarding when and where the proxy (or any proxy authorization form) is to be delivered.

A  Non-Registered  Holder may revoke a  management  proxy or GREEN form of proxy which has been given to an Intermediary by written notice to the Intermediary or by  submitting  a proxy  bearing  a later  date.  In  order  to  ensure  that an
Intermediary acts upon a revocation of a proxy  authorization  form, the written notice should be received by the Intermediary well in advance of the Meeting.

                         PRINCIPAL SHAREHOLDERS OF CREO

As of the date of this circular,  to the knowledge of the Dissidents,  no person beneficially  owns, or exercises control or direction over, more than 10% of the issued and outstanding Creo Shares.

                      INFORMATION REGARDING THE DISSIDENTS

The  following  table  indicates  the number of Creo Shares that the  Dissidents beneficially own or over which they exercise control or direction as of the date hereof:

                                         NUMBER OF CREO          PERCENTAGE OF
                                       SHARES BENEFICIALLY        OUTSTANDING
NAME OF DISSIDENT                      OWNED OR CONTROLLED       CREO SHARES(1)
-----------------                      -------------------       --------------
Goodwood Inc........................     2,191,200(2)                  3.87%
Burton Capital Management, LLC .....       860,154(3)                  1.52%
Robert G. Burton, Sr................       860,154(4)                  1.52%
Robert G. Burton, Jr. ..............        20,000                     0.04%
Michael G. Burton ..................        32,548(5)                  0.06%
Joseph P. Burton ...................        20,300(6)                  0.04%
Thomas Oliva........................        72,049                     0.13%
Brendan Tobin ......................        18,312                     0.03%
Colin Christ........................        12,008                     0.02%
Gina Zambrana ......................        10,717(7)                  0.02%
Donald Zegzdryn ....................         3,802                    ‹0.01%
Peter H. Puccetti ..................        46,000(8)                  0.08%
J. Cameron MacDonald ...............        48,700(9)                  0.09%
Robert T. Kittel ...................         2,700(10)                ‹0.01%
1354037 Ontario Inc. ...............           nil(11)                  nil

-----------
(1)  Based on the number of issued and outstanding  Creo Shares as at the Record
     Date.

(2)  All of these Creo  Shares are  controlled  by  Goodwood  Inc. as manager or investment  manager of the Goodwood Fund (1,197,300 Creo Shares),  Goodwood
     Capital  Fund (98,400 Creo  Shares),  Arrow  Goodwood  Fund  (768,800  Creo
     Shares),  The Goodwood Fund 2.0 Ltd. (97,100 Creo Shares) and KBSH Goodwood
     Canadian Long/Short Fund (27,500 Creo Shares). Goodwood also controls 2,100
     Creo Shares on behalf of certain fully managed accounts, which are included in this number.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

(3)  Mr. Robert G. Burton, Sr. is the sole managing member of Burton Capital.

(4)  These Creo Shares are controlled  through Burton Capital.  There are 11,300
     Creo Shares owned  jointly by Joseph P. Burton and Robert G. Burton,  Sr.'s wife,  Paula M.  Burton,  which are not included  herein.  Such shares are, however, included in the holdings of Joseph P. Burton.

(5)  Includes  3,793 Creo  Shares  owned  jointly  by Michael G.  Burton and his daughter, Emma E. Burton.

(6)  Includes 11,300 Creo Shares owned jointly by Joseph P. Burton and Robert G.
     Burton, Sr.'s wife, Paula M. Burton.

(7)  Includes  200 Creo Shares owned  jointly by Gina  Zambrana and her husband,
     Jaime Zambrana, and includes 900 Creo Shares owned by Jaime Zambrana.

(8)  Excludes  Creo  Shares  referred  to in note  (2) as  being  controlled  by
     Goodwood.

(9)  Excludes  Creo  Shares  referred  to in note  (2) as  being  controlled  by
     Goodwood but  includes  8,000 Creo Shares  owned by Mr.  MacDonald's  wife,
     Denise  MacDonald,  and 32,700 Creo Shares owned by 628088 B.C. Ltd., which is controlled by Mr. MacDonald.

(10) Includes 1,300 Creo Shares owned by Mr. Kittel's wife,  Christine  O'Brien, and 800 Creo Shares owned by Saranac  Capital Inc.,  which is controlled by
     Mr. Kittel.

(11) 13554037  Ontario  Inc.  does  not  own  Creo  Shares  directly  but as the principal  shareholder of Goodwood can be said to exercise control over the
     Creo Shares referred to in note (2) as being controlled by Goodwood.

Certain  additional   information  concerning  the  Dissidents  required  to  be disclosed pursuant to the Regulations to the CANADA BUSINESS CORPORATIONS ACT is
set out in Schedule "A" to this circular and is  incorporated  by reference into this circular.

                       CERTAIN INFORMATION REGARDING CREO

Information regarding executive compensation,  management contracts,  securities authorized  for issuance under equity  compensation  plans and  indebtedness  of directors and executive  officers of Creo is not known to the  Dissidents and is not  reasonably  within  the power of the  Dissidents  to  obtain.  Accordingly, reference is made to the Creo Circular for such information.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                   CERTIFICATE

Information  contained herein,  unless otherwise  indicated,  is given as of the date hereof.  The contents and sending of this  circular  have been  approved by each of the Dissidents  and Goodwood and Burton Capital have been  authorized to sign  this  certificate  on  behalf  of each of the  Dissidents.  This  circular complies with the Regulations under the CANADA BUSINESS CORPORATIONS ACT and has been  sent to  Creo,  each  director  of  Creo,  the  auditors  of Creo and each shareholder whose proxy has been solicited.

January 12, 2005

             GOODWOOD INC.                   BURTON CAPITAL MANAGEMENT, LLC

       /s/ Peter H. Puccetti, CFA               /s/ Robert G. Burton, Sr.

       (Signed) PETER H. PUCCETTI             (Signed)  ROBERT G. BURTON,  SR.
  Chairman and Chief Investment Officer       Chairman, CEO and Managing Member

                                  SCHEDULE "A"
               ADDITIONAL INFORMATION CONCERNING THE DISSIDENTS

DIRECTORS AND OFFICERS OF GOODWOOD INC.

The name,  municipal  address  and  position  of each  director  and  officer of
Goodwood Inc.  ("Goodwood")  and the number of common shares (the "Creo Shares")
in the capital of Creo Inc. ("Creo") beneficially owned or over which control or direction is exercised is set forth in the following table:

                                                                        NUMBER OF
                                                                        CREO SHARES
                                                                       BENEFICIALLY
NAME AND MUNICIPALITY OF     POSITION WITH         PRINCIPAL             OWNED OR
RESIDENCE(1)                 GOODWOOD INC.         OCCUPATION          CONTROLLED(2)
------------------------     --------------        -----------------   -------------
PETER H. PUCCETTI, CFA.....  Director, Chairman    Chief Investment    2,237,200(3)
Toronto, Ontario             and Chief             Officer of
                             Investment Officer    Goodwood Inc.

J. CAMERON MACDONALD, CFA..  Director,             President and       2,239,900(3)(4)
Toronto, Ontario             President and         Chief Executive
                             Chief Executive       Officer of
                             Officer               Goodwood Inc.

CURT S. CUMMING............  Director,             Vice-President            nil
Oakville, Ontario            Vice-President and    and
                             Secretary-Treasurer   Secretary-Treasurer
                                                   of Goodwood Inc.
------------
(1)  The business  address for each of Goodwood's  directors and officers is 212
     King Street West, Suite 201, Toronto, Ontario, M5H 1K5.

(2)  Except as disclosed in this circular,  none of the directors or officers of
     Goodwood has any interest in securities of Creo.

(3)  Includes 2,191,200 Creo Shares controlled through Goodwood.

(4)  Includes 8,000 Creo Shares owned by Mr. MacDonald's wife, Denise MacDonald, and 32,700 Creo Shares owned by 628088 B.C.  Ltd.,  which is  controlled by
     Mr. MacDonald.

Mr. Cumming is only involved in this  solicitation in his capacity as an officer of Goodwood.

Goodwood is controlled by 1354037 Ontario Inc.  ("1354037").  The only directors and officers of 1354037 are Peter H. Puccetti and J. Cameron MacDonald.  Messrs.
Puccetti and MacDonald  beneficially  own,  directly or indirectly,  or exercise control or direction over approximately 95% of the voting securities of 1354037.

DIRECTORS AND OFFICERS OF BURTON CAPITAL MANAGEMENT, LLC

The name, municipal address and position of each officer and the Managing Member of Burton  Capital  Management,  LLC ("Burton  Capital")  and the number of Creo
Shares beneficially owned or over which control or direction is exercised is set forth in the following table:

                                                                       NUMBER OF
                                                                       CREO SHARES
                             POSITION WITH                            BENEFICIALLY
NAME AND MUNICIPALITY OF     BURTON CAPITAL       PRINCIPAL             OWNED OR
RESIDENCE(2)                 MANAGEMENT, LLC      OCCUPATION          CONTROLLED(3)
------------------------     ----------------     ---------------     -------------
ROBERT G. BURTON, SR. .....  Chairman, Chief      Chairman, Chief       860,154(1)
Greenwich, Connecticut       Executive Officer    Executive Officer
                             & Managing Member    & Managing
                                                  Member, Burton
                                                  Capital
                                                  Management, LLC

ROBERT G. BURTON, JR. .....  President, Member    President of           20,000
Greenwich, Connecticut                            Burton Capital
                                                  Management, LLC
------------
(1)  These Creo Shares are controlled  through Burton Capital.  There are 11,300
     Creo Shares held jointly by Robert G. Burton,  Sr.'s wife, Paula M. Burton, and Joseph P.  Burton  which are not  included  herein.  Such  shares  are, however, included in the holdings of Joseph P. Burton.

(2)  The  business  address  for  each  of  Burton  Capital's  officers  is  100
     Northfield Street, Greenwich, Connecticut, USA 06831.

(3)  Except  as  disclosed  in this  circular,  none of the  officers  of Burton
     Capital has any interest in  securities of Creo.  Robert G. Burton,  Sr. is the sole Managing Member of Burton Capital.

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

INFORMATION CONCERNING INDIVIDUAL DISSIDENTS

Set out below are certain  additional  details  regarding each of the individual
Dissidents  who are not either  officers or directors of Goodwood or officers or the Managing Member of Burton Capital.

                                                                NUMBER OF CREO
                                                             SHARES BENEFICIALLY
NAME AND MUNICIPAL ADDRESS         PRINCIPAL OCCUPATION      OWNED OR CONTROLLED
--------------------------      --------------------------   -------------------
MICHAEL G. BURTON............   Vice-President,                  32,548(2)
Wilton, Connecticut(1)          Operations, Burton
                                Management Group, LLC

JOSEPH P. BURTON.............   Vice President,                  20,300(3)
Stamford, Connecticut(1)        Controller, Burton
                                Management Group, LLC

THOMAS OLIVA.................   Independent Consultant           72,049
Kildeer, Illinois(4)

BRENDAN TOBIN................   Independent Consultant           18,312
Old Greenwich, Connecticut(5)

COLIN CHRIST.................   Independent Consultant           12,008
Fall River, Massachusetts(6)

GINA ZAMBRANA................   Executive Assistant to           10,717(7)
Easton, Connecticut(1)          the Chairman of Burton
                                Capital Management, LLC

DONALD ZEGZDRYN..............   Vice-President, Burton            3,802
Southington, Connecticut(1)     Management Group, LLC

ROBERT T. KITTEL.............   Research Analyst,                 2,700(9)
Toronto, Ontario(8)             Goodwood Inc.

------------
(1)  The principal  business address of Michael Burton,  Joseph P. Burton,  Gina
     Zambrana  and  Donald   Zegzdryn  is  100  Northfield   Street,   Greenwich
     Connecticut 06830.

(2)  Includes  3,793 Creo  Shares  owned  jointly  by Michael G.  Burton and his daughter, Emma E. Burton.

(3)  Includes 11,300 Creo Shares owned jointly by Joseph P. Burton and Robert G.
     Burton, Sr.'s wife, Paula M. Burton.

(4)  The principal business address of Thomas Oliva is 21380 N. Middleton Drive,
     Kildeer, Illinois, 60047.

(5)  The principal  business address of Brendan Tobin is 193 Sound Beach Avenue,
     Old Greenwich, Connecticut, 06870.

(6)  The  principal  business  address of Colin Christ is 278  Woodlawn  Street,
     Falls River, Massachusetts, 02720.

(7)  Includes  200 Creo Shares owned  jointly by Gina  Zambrana and her husband,
     Jaime Zambrana, and includes 900 Creo Shares owned by Jaime Zambrana.

(8)  The principal business address of Robert T. Kittel is 212 King Street West,
     Suite 201, Toronto, Ontario, M5H 1K5.

(9)  Includes  1,300 Creo Shares  owned by Robert T.  Kittel's  wife,  Christine
     O'Brien,  and 800 Creo  Shares  owned by  Saranac  Capital  Inc.,  which is controlled by Robert T. Kittel.

TRADES BY THE DISSIDENTS AND DIRECTORS AND OFFICERS OF THE DISSIDENTS IN CREO
SHARES

Set out below are  details of all trades in Creo  Shares  that have been made by the Dissidents  and the directors and officers of the  Dissidents  since January
12, 2003.

GOODWOOD INC.

Goodwood does not beneficially  own any Creo Shares.  All Creo Shares over which
Goodwood  exercises  control or direction are beneficially  owned by one of five investment  funds,  namely Goodwood Fund,  Goodwood Capital Fund, Arrow Goodwood
Fund,  The Goodwood Fund 2.0 Ltd. and KBSH  Goodwood  Canadian  Long/Short  Fund
(collectively,  the  "Funds") or by  accounts  fully  managed by  Goodwood  (the
"Goodwood Managed Accounts").

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

The Goodwood Managed  Accounts are not involved in this  solicitation of proxies and did not  engage  in or take  the  initiative  in  organizing,  directing  or financing the Dissident group.

Set out below are  details of all trades in Creo  Shares  that have been made by the Funds,  the Goodwood  Managed  Accounts and by the directors and officers of
Goodwood since January 12, 2003:

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL TRADE DATE QUANTITY     NOTED)
------------                            -------  ---------- --------  ----------
Goodwood Fund.......................      Sell    Jan 15/03  16,800    $13.5136
Goodwood Fund.......................      Sell    Jan 23/03   4,100    $13.4750
Goodwood Fund.......................      Buy     Feb 10/03   2,500     $9.5500
Goodwood Fund.......................      Sell     Apr 7/03  10,200     $8.7800
Goodwood Fund.......................      Buy     Apr 11/03  12,700     $8.5000
Goodwood Fund.......................      Buy     Apr 11/03   6,200     $8.5314
Goodwood Fund.......................      Buy      May 6/03  24,400     $9.2000
Goodwood Fund.......................      Buy     May 12/03  41,700     $8.7500
Goodwood Fund.......................      Buy     May 12/03   5,000     $8.6907
Goodwood Fund.......................      Buy     May 13/03  12,300     $8.9000
Goodwood Fund.......................      Buy     May 14/03   8,300     $9.2767
Goodwood Fund.......................      Buy     May 14/03  32,500     $8.7500
Goodwood Fund.......................      Sell   July 16/03  17,000    $11.0500
Goodwood Fund.......................      Sell   July 17/03   4,700    $11.0505
Goodwood Fund.......................      Sell   July 31/03  17,800    $12.2606
Goodwood Fund.......................      Sell     Aug 6/03   6,300    $12.4325
Goodwood Fund.......................      Sell    Aug 12/03  12,100    $14.0000
Goodwood Fund.......................      Sell    Aug 18/03  24,100    $14.1050
Goodwood Fund.......................      Sell    Aug 19/03  24,000    $14.2333
Goodwood Fund.......................      Sell    Aug 19/03  48,500    $14.1173
Goodwood Fund.......................      Sell    Aug 21/03  17,200    $14.4690
Goodwood Fund.......................      Sell    Sept 2/03   7,900    $14.9900
Goodwood Fund.......................      Sell    Sept 8/03  46,800    $14.7500
Goodwood Fund.......................      Sell   Sept 19/03   2,600    $14.7800
Goodwood Fund.......................      Buy     Oct 15/03  77,300    $14.9834
Goodwood Fund.......................      Buy     Oct 16/03   3,000    $15.0000
Goodwood Fund.......................      Buy      Nov 7/03  38,200    $15.6500
Goodwood Fund.......................      Buy     Nov 11/03   5,500    $15.6368
Goodwood Fund.......................      Buy     Nov 11/03  12,600    $15.2583
Goodwood Fund.......................      Buy     Nov 14/03  50,100    $13.7750
Goodwood Fund.......................      Buy     Nov 17/03  30,000    $12.8392
Goodwood Fund.......................      Buy     Nov 18/03  17,300    $12.5943
Goodwood Fund.......................      Buy     Nov 19/03  25,100    $12.9039
Goodwood Fund.......................      Buy     Nov 19/03  22,100    $12.7510
Goodwood Fund.......................      Buy     Nov 20/03  10,300    $12.8982
Goodwood Fund.......................      Buy     Nov 25/03  30,600    $13.9975
Goodwood Fund.......................      Buy     Jan 20/04   7,500    $13.4500
Goodwood Fund.......................      Sell    Jan 21/04  25,600    $14.1500
Goodwood Fund.......................      Sell    Jan 26/04  19,600    $14.0493
Goodwood Fund.......................      Buy     Feb 19/04  12,800    $13.7000
Goodwood Fund.......................      Buy      Mar 4/04     900    $13.3000
Goodwood Fund.......................      Buy     Apr 15/04   1,000    $12.0500
Goodwood Fund.......................      Buy     Apr 15/04  42,000    $12.0433
Goodwood Fund.......................      Buy     Apr 29/04  12,500    $11.4000
Goodwood Fund.......................      Buy     Apr 29/04  15,100    $11.3505
Goodwood Fund.......................      Buy      May 4/04  45,000    $10.5000

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL TRADE DATE QUANTITY     NOTED)
------------                            -------  ---------- --------  ----------
Goodwood Fund.......................      Buy      May 5/04  12,100     $9.0450
Goodwood Fund.......................      Buy      May 5/04  62,600     $9.0500
Goodwood Fund.......................      Buy      May 5/04  13,000     $9.0566
Goodwood Fund.......................      Buy      May 6/04  19,000     $9.3766
Goodwood Fund.......................      Buy      May 6/04  58,900     $9.2290
Goodwood Fund.......................      Buy      May 6/04  21,900     $9.2000
Goodwood Fund.......................      Buy     May 11/04  32,100     $9.8990
Goodwood Fund.......................      Buy     May 17/04     700    $10.0700
Goodwood Fund.......................      Buy     May 19/04  18,700    $10.4362
Goodwood Fund.......................      Buy     May 19/04   9,200    $10.4000
Goodwood Fund.......................      Buy     May 21/04   6,800    $10.5618
Goodwood Fund.......................      Buy    June 30/04  27,700    $11.4500
Goodwood Fund.......................      Buy    July 15/04  23,300    $12.3560
Goodwood Fund.......................      Buy    July 16/04  11,300    $11.6900
Goodwood Fund.......................      Buy    July 16/04   1,100    $11.2709
Goodwood Fund.......................      Buy     Aug 16/04  47,700    $10.3836
Goodwood Fund.......................      Buy     Aug 19/04  28,300    $10.2500
Goodwood Fund.......................      Buy    Sept 16/04  20,400    $10.1951
Goodwood Fund.......................      Buy    Sept 16/04  29,000    $10.1997
Goodwood Fund.......................      Sell     Oct 1/04  12,000  US$ 8.3600
Goodwood Fund.......................      Buy      Oct 1/04  21,000    $10.4970
Goodwood Fund.......................      Sell     Oct 5/04  31,000  US$ 8.5500
Goodwood Fund.......................      Buy      Oct 5/04 136,000  US$ 8.4000
Goodwood Fund.......................      Buy      Oct 5/04  22,000    $10.7450
Goodwood Fund.......................      Buy      Oct 5/04   7,400    $10.8200
Goodwood Fund.......................      Buy      Oct 5/04   4,500    $10.8000
Goodwood Fund.......................      Buy      Oct 6/04  30,300  US$ 8.5000
Goodwood Fund.......................      Sell    Nov 24/04   3,800    $  16.00

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
Goodwood Capital Fund...............      Sell    Jan 15/03   1,700    $13.5136
Goodwood Capital Fund...............      Sell    Jan 23/03     900    $13.4750
Goodwood Capital Fund...............      Sell    Feb 10/03   4,000    $ 9.5500
Goodwood Capital Fund...............      Buy      Apr 7/03   1,300    $ 8.7800
Goodwood Capital Fund...............      Buy     Apr 11/03   1,300    $ 8.5000
Goodwood Capital Fund...............      Buy     Apr 11/03     600    $ 8.5314
Goodwood Capital Fund...............      Buy      May 6/03   2,800    $ 9.2000
Goodwood Capital Fund...............      Buy     May 12/03   5,000    $ 8.7500
Goodwood Capital Fund...............      Buy     May 13/03   1,200    $ 8.9000
Goodwood Capital Fund...............      Buy     May 14/03     900    $ 9.2767
Goodwood Capital Fund...............      Buy     May 14/03   3,500    $ 8.7500
Goodwood Capital Fund...............      Sell   July 17/03     500    $11.0505
Goodwood Capital Fund...............      Sell   July 31/03   2,200    $12.2606
Goodwood Capital Fund...............      Sell     Aug 6/03     900    $12.4325
Goodwood Capital Fund...............      Sell    Aug 12/03   1,300    $14.0000
Goodwood Capital Fund...............      Sell    Aug 18/03   2,700    $14.1050
Goodwood Capital Fund...............      Sell    Aug 19/03   2,100    $14.2333
Goodwood Capital Fund...............      Sell    Aug 19/03   4,900    $14.1173
Goodwood Capital Fund...............      Sell    Aug 21/03   2,400    $14.4690

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
Goodwood Capital Fund...............      Buy     Sept 2/03     400    $14.9900
Goodwood Capital Fund...............      Sell    Sept 8/03   5,800    $14.7500
Goodwood Capital Fund...............      Buy     Oct 15/03   8,800    $14.9834
Goodwood Capital Fund...............      Buy     Oct 16/03     300    $15.0000
Goodwood Capital Fund...............      Buy      Nov 7/03   4,700    $15.6500
Goodwood Capital Fund...............      Buy     Nov 11/03     700    $15.6368
Goodwood Capital Fund...............      Buy     Nov 11/03   1,600    $15.2583
Goodwood Capital Fund...............      Buy     Nov 14/03   6,000    $13.7750
Goodwood Capital Fund...............      Buy     Nov 17/03   3,700    $12.8392
Goodwood Capital Fund...............      Buy     Nov 18/03   2,200    $12.5943
Goodwood Capital Fund...............      Buy     Nov 19/03   3,200    $12.9039
Goodwood Capital Fund...............      Buy     Nov 19/03   2,800   $12.75105
Goodwood Capital Fund...............      Buy     Nov 20/03   1,200    $12.8982
Goodwood Capital Fund...............      Buy     Nov 25/03   4,200    $13.9975
Goodwood Capital Fund...............      Buy     Jan 20/04   1,300    $13.4500
Goodwood Capital Fund...............      Sell    Jan 21/04   3,100    $14.1500
Goodwood Capital Fund...............      Sell    Jan 26/04   2,400    $14.0493
Goodwood Capital Fund...............      Sell    Feb 19/04   1,300    $13.7000
Goodwood Capital Fund...............      Buy      Mar 4/04     600    $13.3000
Goodwood Capital Fund...............      Buy     Apr 15/04   4,700    $12.0433
Goodwood Capital Fund...............      Buy     Apr 29/04   1,400    $11.4000
Goodwood Capital Fund...............      Buy     Apr 29/04   1,700    $11.3505
Goodwood Capital Fund...............      Buy      May 4/04   5,800    $10.5000
Goodwood Capital Fund...............      Buy      May 5/04   1,400    $ 9.0450
Goodwood Capital Fund...............      Buy      May 5/04   7,500    $ 9.0500
Goodwood Capital Fund...............      Buy      May 5/04   1,600    $ 9.0566
Goodwood Capital Fund...............      Buy      May 6/04   2,200    $ 9.3766
Goodwood Capital Fund...............      Buy      May 6/04   6,900    $ 9.2290
Goodwood Capital Fund...............      Buy      May 6/04   2,500    $ 9.2000
Goodwood Capital Fund...............      Buy     May 11/04   3,700    $ 9.8990
Goodwood Capital Fund...............      Sell    May 17/04     100    $10.0700
Goodwood Capital Fund...............      Buy     May 19/04   2,200    $10.4362
Goodwood Capital Fund...............      Buy     May 19/04   1,100    $10.4000
Goodwood Capital Fund...............      Buy     May 21/04     700    $10.5618

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
Arrow Goodwood Fund.................      Sell    Jan 15/03   7,800    $13.5136
Arrow Goodwood Fund.................      Sell    Jan 23/03   3,000    $13.4750
Arrow Goodwood Fund.................      Buy     Feb 10/03   1,200    $ 9.5500
Arrow Goodwood Fund.................      Buy      Apr 7/03  14,700    $ 8.7800
Arrow Goodwood Fund.................      Buy     Apr 11/03   9,600    $ 8.5000
Arrow Goodwood Fund.................      Buy     Apr 11/03   5,300    $ 8.5314
Arrow Goodwood Fund.................      Buy      May 6/03  15,200    $ 9.2000
Arrow Goodwood Fund.................      Buy     May 12/03  28,800    $ 8.7500
Arrow Goodwood Fund.................      Buy     May 13/03   8,200    $ 8.9000
Arrow Goodwood Fund.................      Buy     May 14/03   5,200    $ 9.2767
Arrow Goodwood Fund.................      Buy     May 14/03  21,100    $ 8.7500
Arrow Goodwood Fund.................      Sell   July 16/03   4,100    $11.0500
Arrow Goodwood Fund.................      Sell   July 17/03   3,400    $11.0505

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
Arrow Goodwood Fund.................      Sell   July 31/03  12,100    $12.2606
Arrow Goodwood Fund.................      Sell     Aug 6/03   3,900    $12.4325
Arrow Goodwood Fund.................      Sell    Aug 12/03   8,400    $14.0000
Arrow Goodwood Fund.................      Sell    Aug 18/03  16,400    $14.1050
Arrow Goodwood Fund.................      Sell    Aug 19/03  16,800    $14.2333
Arrow Goodwood Fund.................      Sell    Aug 19/03  33,300    $14.1173
Arrow Goodwood Fund.................      Sell    Aug 21/03  10,900    $14.4690
Arrow Goodwood Fund.................      Buy     Sept 2/03   6,100    $14.9900
Arrow Goodwood Fund.................      Sell    Sept 8/03  33,900    $14.7500
Arrow Goodwood Fund.................      Buy     Oct 15/03  52,700    $14.9834
Arrow Goodwood Fund.................      Buy     Oct 16/03   2,200    $15.0000
Arrow Goodwood Fund.................      Buy      Nov 7/03  26,500    $15.6500
Arrow Goodwood Fund.................      Buy     Nov 11/03   3,800    $15.6368
Arrow Goodwood Fund.................      Buy     Nov 11/03   8,900    $15.2583
Arrow Goodwood Fund.................      Buy     Nov 14/03  36,200    $13.7750
Arrow Goodwood Fund.................      Buy     Nov 17/03  21,700    $12.8392
Arrow Goodwood Fund.................      Buy     Nov 18/03  12,900    $12.5943
Arrow Goodwood Fund.................      Buy     Nov 19/03  17,900    $12.9039
Arrow Goodwood Fund.................      Buy     Nov 19/03  15,200   $12.75105
Arrow Goodwood Fund.................      Buy     Nov 20/03   7,400    $12.8982
Arrow Goodwood Fund.................      Buy     Nov 25/03  20,800    $13.9975
Arrow Goodwood Fund.................      Sell    Jan 20/04   6,000    $13.4500
Arrow Goodwood Fund.................      Sell    Jan 21/04  17,500    $14.1500
Arrow Goodwood Fund.................      Sell    Jan 26/04  12,000    $14.0493
Arrow Goodwood Fund.................      Sell    Feb 19/04   9,400    $13.7000
Arrow Goodwood Fund.................      Sell     Mar 4/04     500    $13.3000
Arrow Goodwood Fund.................      Buy     Apr 15/04  24,100    $12.0433
Arrow Goodwood Fund.................      Buy     Apr 29/04   9,400    $11.4000
Arrow Goodwood Fund.................      Buy     Apr 29/04  11,100    $11.3505
Arrow Goodwood Fund.................      Buy      May 4/04  28,400    $10.5000
Arrow Goodwood Fund.................      Buy      May 5/04   7,900    $ 9.0450
Arrow Goodwood Fund.................      Buy      May 5/04  40,700    $ 9.0500
Arrow Goodwood Fund.................      Buy      May 5/04   8,600    $ 9.0566
Arrow Goodwood Fund.................      Buy      May 6/04  12,400    $ 9.3766
Arrow Goodwood Fund.................      Buy      May 6/04  38,300    $ 9.2290
Arrow Goodwood Fund.................      Buy      May 6/04  14,200    $ 9.2000
Arrow Goodwood Fund.................      Buy     May 11/04  20,300    $ 9.8990
Arrow Goodwood Fund.................      Buy     May 17/04     500    $10.0700
Arrow Goodwood Fund.................      Buy     May 19/04  11,500    $10.4362
Arrow Goodwood Fund.................      Buy     May 19/04   5,500    $10.4000
Arrow Goodwood Fund.................      Buy     May 21/04   4,500    $10.5618
Arrow Goodwood Fund.................      Buy    June 30/04  18,800    $11.4500
Arrow Goodwood Fund.................      Buy    July 15/04  12,300    $12.3560
Arrow Goodwood Fund.................      Buy    July 16/04   7,200    $11.6900
Arrow Goodwood Fund.................      Buy     Aug 16/04  24,100    $10.3836
Arrow Goodwood Fund.................      Buy     Aug 19/04  18,000    $10.2500
Arrow Goodwood Fund.................      Buy    Sept 16/04  11,400    $10.1951
Arrow Goodwood Fund.................      Buy    Sept 16/04  16,800    $10.1997
Arrow Goodwood Fund.................      Buy      Oct 5/04  94,200  US$ 8.4000
Arrow Goodwood Fund.................      Buy      Oct 5/04   4,900    $10.8200
Arrow Goodwood Fund.................      Buy      Oct 5/04   2,800    $10.8000

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
Arrow Goodwood Fund.................      Buy      Oct 6/04  11,900  US$ 8.5000
Arrow Goodwood Fund.................      Buy     Nov 24/04   5,900    $  16.00

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
The Goodwood Fund 2.0 Ltd...........      Sell    Jan 15/03   1,600    $13.5136
The Goodwood Fund 2.0 Ltd...........      Sell    Jan 23/03     800    $13.4750
The Goodwood Fund 2.0 Ltd...........      Buy     Feb 10/03     300    $ 9.5500
The Goodwood Fund 2.0 Ltd...........      Sell     Apr 7/03   7,700    $ 8.7800
The Goodwood Fund 2.0 Ltd...........      Buy     Apr 11/03     700    $ 8.5000
The Goodwood Fund 2.0 Ltd...........      Buy     Apr 11/03     100    $ 8.5314
The Goodwood Fund 2.0 Ltd...........      Buy     May 12/03   1,400    $ 8.7500
The Goodwood Fund 2.0 Ltd...........      Buy     May 13/03   1,000    $ 8.9000
The Goodwood Fund 2.0 Ltd...........      Buy     May 14/03     600    $ 9.2767
The Goodwood Fund 2.0 Ltd...........      Buy     May 14/03   2,500    $ 8.7500
The Goodwood Fund 2.0 Ltd...........      Sell   July 16/03     200    $11.0500
The Goodwood Fund 2.0 Ltd...........      Sell   July 31/03   1,400    $12.2606
The Goodwood Fund 2.0 Ltd...........      Sell     Aug 6/03     500    $12.4325
The Goodwood Fund 2.0 Ltd...........      Sell    Aug 12/03   1,000    $14.0000
The Goodwood Fund 2.0 Ltd...........      Sell    Aug 18/03   2,000    $14.1050
The Goodwood Fund 2.0 Ltd...........      Sell    Aug 19/03   2,100    $14.2333
The Goodwood Fund 2.0 Ltd...........      Sell    Aug 19/03   4,100    $14.1173
The Goodwood Fund 2.0 Ltd...........      Sell    Aug 21/03   1,400    $14.4690
The Goodwood Fund 2.0 Ltd...........      Sell    Sept 2/03     800    $14.9900
The Goodwood Fund 2.0 Ltd...........      Sell    Sept 8/03   4,200    $14.7500
The Goodwood Fund 2.0 Ltd...........      Buy     Oct 15/03   6,500    $14.9834
The Goodwood Fund 2.0 Ltd...........      Buy     Oct 16/03     300    $15.0000
The Goodwood Fund 2.0 Ltd...........      Buy      Nov 7/03   3,300    $15.6500
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 11/03     500    $15.6368
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 11/03   1,100    $15.2583
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 14/03   4,500    $13.7750
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 17/03   2,700    $12.8392
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 18/03   1,500    $12.5943
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 19/03   2,200    $12.9039
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 19/03   1,900   $12.75105
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 20/03     900    $12.8982
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 25/03   2,600    $13.9975
The Goodwood Fund 2.0 Ltd...........      Sell    Jan 21/04   2,400    $14.1500
The Goodwood Fund 2.0 Ltd...........      Sell    Jan 26/04   1,700    $14.0493
The Goodwood Fund 2.0 Ltd...........      Sell    Feb 19/04   1,600    $13.7000
The Goodwood Fund 2.0 Ltd...........      Buy     Apr 15/04   2,700    $12.0433
The Goodwood Fund 2.0 Ltd...........      Buy     Apr 29/04   1,000    $11.4000
The Goodwood Fund 2.0 Ltd...........      Buy     Apr 29/04   1,200    $11.3505
The Goodwood Fund 2.0 Ltd...........      Buy      May 4/04   3,600    $10.5000
The Goodwood Fund 2.0 Ltd...........      Buy      May 5/04   1,000    $ 9.0450
The Goodwood Fund 2.0 Ltd...........      Buy      May 5/04   5,000    $ 9.0500
The Goodwood Fund 2.0 Ltd...........      Buy      May 5/04   1,100    $ 9.0566
The Goodwood Fund 2.0 Ltd...........      Buy      May 6/04   1,400    $ 9.3766
The Goodwood Fund 2.0 Ltd...........      Buy      May 6/04   4,600    $ 9.2290
The Goodwood Fund 2.0 Ltd...........      Buy      May 6/04   1,700    $ 9.2000

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
The Goodwood Fund 2.0 Ltd...........      Buy     May 11/04   2,300    $ 9.8990
The Goodwood Fund 2.0 Ltd...........      Sell    May 17/04     600    $10.0700
The Goodwood Fund 2.0 Ltd...........      Buy     May 19/04   1,800    $10.4362
The Goodwood Fund 2.0 Ltd...........      Buy     May 19/04   1,100    $10.4000
The Goodwood Fund 2.0 Ltd...........      Buy     May 21/04     200    $10.5618
The Goodwood Fund 2.0 Ltd...........      Buy    June 30/04   2,100    $11.4500
The Goodwood Fund 2.0 Ltd...........      Buy    July 15/04   1,900    $12.3560
The Goodwood Fund 2.0 Ltd...........      Buy    July 16/04     900    $11.6900
The Goodwood Fund 2.0 Ltd...........      Buy     Aug 16/04   3,900    $10.3836
The Goodwood Fund 2.0 Ltd...........      Buy     Aug 19/04   2,200    $10.2500
The Goodwood Fund 2.0 Ltd...........      Buy    Sept 16/04   1,900    $10.1951
The Goodwood Fund 2.0 Ltd...........      Buy    Sept 16/04   2,500    $10.1997
The Goodwood Fund 2.0 Ltd...........      Buy      Oct 5/04  12,300  US$ 8.4000
The Goodwood Fund 2.0 Ltd...........      Buy      Oct 5/04     500    $10.8200
The Goodwood Fund 2.0 Ltd...........      Buy      Oct 5/04     400    $10.8000
The Goodwood Fund 2.0 Ltd...........      Buy      Oct 6/04   1,700  US$ 8.5000
The Goodwood Fund 2.0 Ltd...........      Buy     Nov 24/04   1,300    $  16.00

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
KBSH Goodwood Canadian Long/Short Fund..  Sell    Jan 15/03      900   $ 13.5136
KBSH Goodwood Canadian Long/Short Fund..  Sell    Jan 23/03      300   $ 13.4750
KBSH Goodwood Canadian Long/Short Fund..  Buy      Apr 7/03    1,900   $  8.7800
KBSH Goodwood Canadian Long/Short Fund..  Buy     Apr 11/03      700   $  8.5000
KBSH Goodwood Canadian Long/Short Fund..  Buy     Apr 11/03      300   $  8.5314
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 6/03    1,800   $  9.2000
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 12/03    2,800   $  8.7500
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 13/03      700   $  8.9000
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 14/03      500   $  9.2767
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 14/03    2,000   $  8.7500
KBSH Goodwood Canadian Long/Short Fund..  Sell   July 16/03    1,600   $ 11.0500
KBSH Goodwood Canadian Long/Short Fund..  Sell   July 17/03      300   $ 11.0505
KBSH Goodwood Canadian Long/Short Fund..  Sell   July 31/03    1,100   $ 12.2606
KBSH Goodwood Canadian Long/Short Fund..  Sell     Aug 6/03      400   $ 12.4325
KBSH Goodwood Canadian Long/Short Fund..  Sell    Aug 12/03      700   $ 14.0000
KBSH Goodwood Canadian Long/Short Fund..  Sell    Aug 18/03    1,600   $ 14.1050
KBSH Goodwood Canadian Long/Short Fund..  Sell    Aug 19/03    1,500   $ 14.2333
KBSH Goodwood Canadian Long/Short Fund..  Sell    Aug 19/03    2,900   $ 14.1173
KBSH Goodwood Canadian Long/Short Fund..  Sell    Aug 21/03    1,000   $ 14.4690
KBSH Goodwood Canadian Long/Short Fund..  Buy     Sept 2/03      600   $ 14.9900
KBSH Goodwood Canadian Long/Short Fund..  Sell    Sept 8/03    3,100   $ 14.7500
KBSH Goodwood Canadian Long/Short Fund..  Buy     Oct 15/03    4,700   $ 14.9834
KBSH Goodwood Canadian Long/Short Fund..  Buy     Oct 16/03      200   $ 15.0000
KBSH Goodwood Canadian Long/Short Fund..  Buy      Nov 7/03    2,300   $ 15.6500
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 11/03      300   $ 15.6368
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 11/03      800   $ 15.2883
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 14/03    3,200   $ 13.7750
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 17/03    1,900   $ 12.8392
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 18/03    1,100   $ 12.5943
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 19/03    1,600   $ 12.9039
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 19/03    1,400   $12.75105
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 20/03      600   $ 12.8982
KBSH Goodwood Canadian Long/Short Fund..  Buy     Nov 25/03    1,800   $ 13.9975

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
NAME OF FUND                            BUY/SELL    DATE    QUANTITY     NOTED)
------------                            --------  --------- --------  ----------
KBSH Goodwood Canadian Long/Short Fund..  Sell    Jan 20/04    2,800   $ 13.4500
KBSH Goodwood Canadian Long/Short Fund..  Sell    Jan 21/04    1,400   $ 14.1500
KBSH Goodwood Canadian Long/Short Fund..  Sell    Jan 26/04    1,100   $ 14.0493
KBSH Goodwood Canadian Long/Short Fund..  Sell    Feb 19/04      500   $ 13.7000
KBSH Goodwood Canadian Long/Short Fund..  Sell     Mar 4/04    1,000   $ 13.3000
KBSH Goodwood Canadian Long/Short Fund..  Buy     Apr 15/04    1,500   $ 12.0433
KBSH Goodwood Canadian Long/Short Fund..  Buy     Apr 29/04      700   $ 11.4000
KBSH Goodwood Canadian Long/Short Fund..  Buy     Apr 29/04      900   $ 11.3505
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 4/04    2,200   $ 10.5000
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 5/04      600   $  9.0450
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 5/04    3,200   $  9.0500
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 5/04      700   $  9.0566
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 6/04    1,000   $  9.3766
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 6/04    2,900   $  9.2290
KBSH Goodwood Canadian Long/Short Fund..  Buy      May 6/04    1,000   $  9.2000
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 11/04    1,600   $  9.8990
KBSH Goodwood Canadian Long/Short Fund..  Sell    May 17/04      500   $ 10.0700
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 19/04      800   $ 10.4362
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 19/04      400   $ 10.4000
KBSH Goodwood Canadian Long/Short Fund..  Buy     May 21/04      400   $ 10.5618
KBSH Goodwood Canadian Long/Short Fund..  Buy    June 30/04    1,400   $ 11.4500
KBSH Goodwood Canadian Long/Short Fund..  Buy    July 15/04    1,300   $ 12.3560
KBSH Goodwood Canadian Long/Short Fund..  Buy    July 16/04      600   $ 11.6900
KBSH Goodwood Canadian Long/Short Fund..  Buy     Aug 16/04    2,300   $ 10.3836
KBSH Goodwood Canadian Long/Short Fund..  Buy     Aug 19/04    1,500   $ 10.2500
KBSH Goodwood Canadian Long/Short Fund..  Buy    Sept 16/04    1,300   $ 10.1951
KBSH Goodwood Canadian Long/Short Fund..  Buy    Sept 16/04    1,700   $ 10.1997
KBSH Goodwood Canadian Long/Short Fund..  Buy      Oct 5/04    7,500 US$  8.4000
KBSH Goodwood Canadian Long/Short Fund..  Buy      Oct 5/04      500   $ 10.7450
KBSH Goodwood Canadian Long/Short Fund..  Buy      Oct 5/04      200   $ 10.8000
KBSH Goodwood Canadian Long/Short Fund..  Buy      Oct 6/04    1,100 US$  8.5000
KBSH Goodwood Canadian Long/Short Fund..  Sell    Nov 24/04    3,400   $   16.00
KBSH Goodwood Canadian Long/Short Fund..  Sell    Dec 22/04   23,300   $17.89107
KBSH Goodwood Canadian Long/Short Fund..  Sell     Jan 4/05    4,000   $ 17.6800
KBSH Goodwood Canadian Long/Short Fund..  Sell     Jan 6/05    2,500   $ 17.7500

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
                                                                       OTHERWISE
GOODWOOD MANAGED ACCOUNT                BUY/SELL    DATE    QUANTITY     NOTED)
------------------------                --------  --------- --------  ----------
Goodwood Managed Account............      Buy      Oct 7/04     800    $10.7500
Goodwood Managed Account............      Buy      Oct 7/04   1,300    $10.7500

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
NAME OF OFFICER OR DIRECTOR                                            OTHERWISE
OF GOODWOOD INC.                        BUY/SELL    DATE    QUANTITY     NOTED)
---------------------------             --------  --------- --------  ----------
Peter Puccetti......................      Buy      Oct 6/04  32,700 US$  8.5000
Peter Puccetti......................      Buy      Oct 7/04  12,000   $10.75000
Peter Puccetti......................      Buy      Oct 7/04   1,300   $10.75000

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                       SHARE IN
                                                                      C$ (UNLESS
NAME OF OFFICER OR DIRECTOR                                            OTHERWISE
OF GOODWOOD INC.                        BUY/SELL    DATE    QUANTITY     NOTED)
---------------------------             --------  --------- --------  ----------
J. Cameron MacDonald (628088 B.C.         Buy      Oct 6/04  32,700  US$ 8.5000
Ltd. -- associate)..................
J. Cameron MacDonald................      Buy      Oct 7/04   7,400   $10.75000
J. Cameron MacDonald................      Buy      Oct 8/04     600   $10.75000
Denise MacDonald (associate)........      Buy      Oct 8/04   8,000   $10.75000

BURTON CAPITAL MANAGEMENT, LLC

Set out below are  details of all trades in Creo  Shares  that have been made by
Burton Capital and by the officers of Burton Capital since January 12, 2003:

                                                                       PRICE PER
                                                                        SHARE IN
NAME                                    BUY/SELL    DATE    QUANTITY      US$
----                                    -------- ---------- --------   ---------
Burton Capital Management, LLC......      Buy    Sept 23/04   5,000    $7.960
Burton Capital Management, LLC......      Buy    Sept 24/04     900    $8.065
Burton Capital Management, LLC......      Buy    Sept 24/04   6,600    $8.100
Burton Capital Management, LLC......      Buy    Sept 24/04 100,000    $8.085
Burton Capital Management, LLC......      Buy    Sept 27/04  27,600    $8.095
Burton Capital Management, LLC......      Buy    Sept 27/04   6,000    $8.070
Burton Capital Management, LLC......      Buy    Sept 29/04  16,500    $8.134
Burton Capital Management, LLC......      Buy    Sept 30/04   4,572    $8.150
Burton Capital Management, LLC......      Buy      Oct 1/04  21,100    $8.301
Burton Capital Management, LLC......      Buy      Oct 5/04 515,378    $8.300
Burton Capital Management, LLC......      Buy      Oct 5/04  31,000    $8.550
Burton Capital Management, LLC......      Buy     Oct 11/04 105,916    $8.500
Burton Capital Management, LLC......      Buy     Oct 21/04  12,200   $11.784
Burton Capital Management, LLC......      Buy     Oct 21/04   6,138   $11.710
Burton Capital Management, LLC......      Buy      Nov 1/04   1,250   $12.440

                                                                       PRICE PER
NAME OF OFFICER OF BURTON                                               SHARE IN
CAPITAL MANAGEMENT, LLC                 BUY/SELL    DATE    QUANTITY      US$
-------------------------               -------- ---------- --------   ---------
Robert J. Burton, Jr................      Buy     Oct 12/04   8,100     $9.12
Robert J. Burton, Jr................      Buy     Oct 12/04     800     $9.00
Robert J. Burton, Jr................      Buy     Oct 12/04   1,900     $9.11
Robert J. Burton, Jr................      Buy     Oct 14/04     500    $10.33
Robert J. Burton, Jr................      Buy     Oct 14/04   3,700    $10.36
Robert J. Burton, Jr................      Buy     Oct 20/04     100    $11.64
Robert J. Burton, Jr................      Buy     Oct 20/04   1,900    $11.65
Robert J. Burton, Jr................      Buy     Oct 20/04   1,500    $11.61
Robert J. Burton, Jr................      Buy     Oct 20/04   1,500    $12.00

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

INDIVIDUAL DISSIDENTS

Set out  below  are  details  of all the  trades  that  have  been  made by each individual  Dissident who is not either an officer or director of Goodwood or an officer or the Managing Member of Burton Capital.

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Michael G. Burton...................      Buy      Oct 6/04  11,655     $8.50
Michael G. Burton...................      Buy     Oct 12/04   5,200     $9.15
Michael G. Burton...................      Buy     Oct 15/04   2,150    $11.60
Michael G. Burton...................      Buy     Oct 20/04   9,750    $11.60
Michael G. Burton and Emma E. Burton      Buy     Oct 20/04   3,793    $11.60

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Joseph P. Burton....................      Buy     Dec 23/04   2,900    $14.70
Joseph P. Burton....................      Buy     Dec 23/04     100    $14.69
Joseph P. Burton....................      Buy     Oct 12/04     200     $9.09
Joseph P. Burton....................      Buy     Oct 12/04     700     $9.08
Joseph P. Burton....................      Buy     Oct 12/04     600     $9.07
Joseph P. Burton....................      Buy     Oct 12/04     500     $9.06
Joseph P. Burton and Paula M. Burton      Buy     Oct 12/04   9,900     $9.05
Joseph P. Burton....................      Buy     Oct 14/04   4,000    $10.69
Joseph P. Burton and Paula M. Burton      Buy     Oct 18/04   1,400    $12.00

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Thomas Oliva........................      Buy      Oct 5/04  58,394     $8.30
Thomas Oliva........................      Buy      Oct 6/04  13,655     $8.50

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Brendan Tobin.......................      Buy      Oct 5/04  17,518    $ 8.30
Brendan Tobin.......................      Buy      Oct 6/04     494    $ 8.50
Brendan Tobin.......................      Buy     Oct 12/04     300   $9.1190

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Colin Christ........................      Buy      Oct 5/04  11,679     $8.30
Colin Christ........................      Buy      Oct 6/04     329     $8.50

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Gina Zambrana.......................      Buy      Oct 5/04   8,759     $8.30
Gina Zambrana.......................      Buy      Oct 6/04     247     $8.50
Jaime Zambrana and Gina Zambrana....      Buy     Oct 13/04     200    $11.00
Gina Zambrana.......................      Buy     Oct 15/04     525    $11.60
Jaime Zambrana (associate)..........      Buy     Oct 15/04     900    $11.64
Gina Zambrana.......................      Buy     Nov 18/04      86    $13.44

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Donald J. Zegzdryn..................      Buy      Oct 6/04   3,002     $8.50
Donald J. Zegzdryn..................      Buy     Oct 13/04     800    $11.46

                                                                       PRICE PER
                                                                        SHARE IN
NAME OF INDIVIDUAL DISSIDENT            BUY/SELL    DATE    QUANTITY      US$
----------------------------            -------- ---------- --------   ---------
Christine O'Brien (associate).......      Buy     Apr 30/04     600  C$11.150
Robert T. Kittel....................      Buy      Oct 6/04     300   $8.5000
Robert T. Kittel....................      Buy      Oct 6/04     300   $8.5000
Christine O'Brien (associate).......      Buy      Oct 6/04     700   $8.5000
Robert T. Kittel (Saranac Capital Inc.    Buy      Oct 6/04     800   $8.5000
-- associate)........................

         YOUR VOTE IS EXTREMELY IMPORTANT -- VOTE YOUR GREEN PROXY TODAY
                                                       -----

                  GOODWOOD INC., BURTON CAPITAL MANAGEMENT, LLC
                   AND THE OTHER DISSIDENTS RECOMMEND THAT YOU

                                    VOTE FOR

                   THE INDIVIDUALS NAMED IN THIS CIRCULAR AND
                      THE ACCOMPANYING GREEN FORM OF PROXY

                FOR ASSISTANCE IN VOTING YOUR PROXY, PLEASE CALL:

                    NORTH AMERICA TOLL-FREE: 1-866-749-5464
                                       or

            Robert Kittel                         Robert Burton, Jr.
            Goodwood Inc.                   Burton Capital Management, LLC
            (416) 203-2159                          (203) 302-3707
      rkittel@goodwoodfunds.com                 rob.burton@burtonmg.com

                             WWW.CREODISSIDENTS.COM

                                January 12, 2005